Exhibit B

LOAN AGREEMENT

dated as of October 11, 2013

among

ASAC II LP

as Borrower,

ASAC II LLC

and

The several Lenders

from time to time party hereto,

and

JPMORGAN CHASE BANK, N.A., LONDON BRANCH,

as Administrative Agent,

and

JPMORGAN CHASE BANK, N.A., LONDON BRANCH,

as Collateral Agent and Calculation Agent

i

ii

SCHEDULES

Schedule I	Initial Commitments
Schedule II	Pending Litigation

EXHIBITS

Exhibit A - Form of Notice of Borrowing
Exhibit B - Form of Pledge Agreement
Exhibit C - Form of Parent Representation Letter
Exhibit D - Form of Control Agreement
Exhibit E – Form of Assignment and Assumption
Exhibit F-1 - Form of U.S. Tax Compliance Certificate
Exhibit F-2 - Form of U.S. Tax Compliance Certificate
Exhibit F-3 - Form of U.S. Tax Compliance Certificate
Exhibit F-4 - Form of U.S. Tax Compliance Certificate
Exhibit G – Form of Issuer Acknowledgment
Exhibit H-1 – Form of Legal Opinion of Counsel to Borrower
Exhibit H-2 – Form of Legal Opinion of Lenders’ Cayman Island Counsel

iii

This LOAN AGREEMENT dated as of October 11, 2013, among ASAC II LP, a Cayman Islands exempted limited partnership (“Borrower”), ASAC II LLC, a Delaware limited liability company (“General Partner”), JPMORGAN CHASE BANK, N.A., LONDON BRANCH and each other lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as Administrative Agent, and JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as Collateral Agent and Calculation Agent.

Borrower has requested that the Lenders make loans to it in an aggregate initial principal amount not in excess of $428,773,651.33, and the Lenders are prepared to make such loans upon the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Act” has the meaning specified in Section 8.16.

“Adjustment Event Effective Time” has the meaning specified in Section 8.01.

“Administrative Agent” means JPMorgan Chase Bank, N.A., London Branch, in its capacity as administrative agent under any of the Facility Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth in Section 8.02, or such other address or account as Administrative Agent may from time to time notify to Borrower and the Lenders.

“Affiliate” means, unless otherwise expressly specified, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, “controls” or is “controlled by” or is “under common control with” (all within the meaning of Rule 144) the Person specified.

“Agents” means, collectively, Administrative Agent, Collateral Agent, and Calculation Agent.

“Agreement” means this Loan Agreement.

“Applicable Exchange” means initially The NASDAQ Global Select Market, subject to adjustment from time to time pursuant to the proviso set forth in the definition of “Issuer Delisting”.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Facility represented by (a) on the Closing Date, such Lender’s Commitment at such time and (b) thereafter, the principal amount of such Lender’s Loans at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule I, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Floating Rate” means, for any day, the sum of LIBOR plus the Spread; provided that if Calculation Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining LIBOR for the Compounding Period including such day, “Applicable Floating Rate” for such day means Base Rate plus the Spread for such day.

“Applicable Rate” means, for any day:

(a) if the Net PIK Amount on such day is $0, the Fixed Rate, or

(b) if the Net PIK Amount on such day is greater than $0, the sum of (A) (1) (x) the outstanding principal amount of Loans on such day less such Net PIK Amount divided by (y) such outstanding principal amount multiplied by (2) the Fixed Rate and (B) (1) (x) such Net PIK Amount divided by (y) such outstanding principal amount multiplied by (2) the Applicable Floating Rate for such day.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangement Fee” has the meaning specified in Section 2.05(a).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.06), and accepted by Administrative Agent, in substantially the form of Exhibit E or any other form approved by Administrative Agent.

“Available Cash Amount” has the meaning specified in Section 5.02(r).

“Bankruptcy Action” means any of the following: (a) to institute any proceedings to adjudicate Borrower as bankrupt or insolvent, (b) to institute or consent to the institution of bankruptcy, reorganization or insolvency proceedings against Borrower or file a bankruptcy petition or any other petition seeking, or consenting to, reorganization or relief with respect to Borrower under any Debtor Relief Law, (c) to file or consent to a petition seeking liquidation, reorganization, dissolution, winding up or similar relief with respect to Borrower, (d) to consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or conservator (or other similar official) of Borrower or any part of its property, (e) to make any assignment for the benefit of Borrower’s creditors, (f) to cause Borrower to admit in writing its inability to pay its debts, or (g) to take any action in furtherance of any of the foregoing.

“Bankruptcy Code” means the Federal Bankruptcy Code of 1978, Title 11 of the United States Code, as amended from time to time.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the prime rate and (c) the BBA LIBOR determined, at approximately 11:00 a.m., London time two Business Days prior to such day for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day plus 1.00%. For purposes of this definition, the “prime rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate; each change in the prime rate shall be effective from and including the date such change is publicly announced as being effective.

“Benefit Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) a “Plan” within the meaning of Section 4975(e)(1) of the Code, or (c) an entity the underlying assets of which include assets of employee benefit plans or plans as a result of investments by such plans in the entity pursuant to Department of Labor Regulation Section 2510.3-101.

“Borrower” has the meaning specified in the preamble hereto.

“Business Day” means (a) any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to remain closed and (b) with respect to all notices, determinations, fundings and payments in connection with LIBOR (excluding, for the avoidance of doubt, any notice, determination, funding or payment pursuant to Section 2.08(d) or Section 2.09(a)), the term “Business Day” shall mean any day that is a Business Day described in clause (a) and on which banks are open for dealings in Dollar deposits in the London interbank Eurodollar market.

“Calculation Agent” means JPMorgan Chase Bank, N.A., London Branch (or any Affiliate or designee of Administrative Agent). Unless otherwise expressly specified, calculations and determinations hereunder or in connection with the transactions contemplated hereby or as otherwise provided herein shall be made by Calculation Agent in good faith and in its commercially reasonable discretion and shall be conclusive absent manifest error.

“Cash” means all cash in Dollars at any time and from time to time deposited in the Collateral Account.

“cash dividends” means any cash dividends and distributions paid with respect to the Pledged Shares.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law; (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any event or transaction or a series of related transactions, as a result of which the aggregate percentage of voting Equity Interests (determined by reference to voting power) in General Partner beneficially owned or controlled by Persons other than Parents or Parent Entities exceeds 30%.

“Closing Date” means the earliest date on which the conditions precedent set forth in Section 3.01 shall have been satisfied or waived in accordance with Section 8.01 of this Agreement and the funding under Section 2.01 has occurred.

“Closing Price” means, as of any date, the closing sale price (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) per Share on that date as reported in composite transactions for the Applicable Exchange. The “Closing Price” prior to 4:00 pm on any date of determination that is an Exchange Business Day or at any time on any date of determination that is not an Exchange Business Day will be the “Closing Price” determined on the immediately preceding Exchange Business Day. Notwithstanding the foregoing, if a Market Disruption Event or Issuer Delisting exists on such date of determination, the “Closing Price” on such date of determination shall be the price determined by Calculation Agent as the prevailing market price per Share on such date of determination.

“Code” means the U.S. Internal Revenue Code of 1986, as amended (unless as specifically provided otherwise).

“Collateral” means, collectively, all of the personal property (including the Pledged Shares) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Account” means that certain securities account of Borrower established and maintained by Custodian pursuant to the Control Agreement, including any subaccount, substitute, successor or replacement account, for purposes of holding all Cash, Shares and other property required or permitted to be pledged as Collateral hereunder or under the Pledge Agreement.

“Collateral Agent” means JPMorgan Chase Bank, N.A., London Branch, in its capacity as collateral agent for the Lenders.

“Collateral Documents” means the Pledge Agreement, the Control Agreement and all other instruments, documents and agreements delivered by Borrower pursuant to this Agreement or any of the other Facility Documents in order to grant to Collateral Agent, for the benefit of Administrative Agent and the Lenders, a Lien on any real, personal or mixed property of Borrower as security for the Obligations.

“Collateral Requirement” means, at any time, that all steps required under applicable Law or reasonably requested by Administrative Agent or Collateral Agent to ensure that the Collateral Documents create a valid and perfected First Priority Lien on all the Collateral shall have been taken.

“Commitment” means, as to each Lender, its obligation to make a Loan to Borrower pursuant to Section 2.01 in an initial principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule I under the caption “Initial Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement; provided that the aggregate Commitments shall be permanently reduced pro rata for each Lender to be equal to the product of (a) the Maximum Initial LTV Ratio, (b) the Initial Share Price and (c) the number of Shares included in the Eligible Pledged Shares on the Closing Date, if such product is less than $428,773,651.33.

“Communication” has the meaning specified in Section 5.01(m).

“Compounded Amounts” means, with respect to any Loan on any date, initially $0, (a) as increased, on any Compounding Period End Date, by the aggregate amount of (i) interest that accrued, pursuant to clause (x) of the first sentence of Section 2.04(a), on the then-outstanding principal amount of such Loan and (ii) interest that accrued, pursuant to clause (y) of the first sentence of Section 2.04(a), on all Compounded Amounts with respect to such principal amount, in each case, during the Compounding Period that ended on such Compounding Period End Date, and (b) as reduced to $0 on each Interest Payment Date.

“Compounding Period” means each period (a) commencing on, and including, the calendar day immediately following any Compounding Period End Date, or in the case of the initial such period, the Closing Date, and (b) ending on, and including, the next succeeding Compounding Period End Date, or in the case of the final such period, the Maturity Date.

“Compounding Period End Date” means each March 19, June 19, September 19 and December 19 that occurs after the Closing Date and prior to the Maturity Date.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means, unless otherwise expressly specified, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means the control agreement dated as of the date hereof among Borrower, the Custodian, and Collateral Agent, in the form of Exhibit D.

“Corporate Event” means (a) an Issuer Delisting, (b) an Issuer Dissolution, (c) an Issuer Insolvency, (d) an Issuer Insolvency Filing, (e) an Issuer Nationalization, (f) an Issuer Trading Suspension or (g) an Issuer Default Event.

“Custodian” means The Bank of New York Mellon or its designee or nominee, acting in its capacity as custodian, or any other custodian selected by Administrative Agent.

“Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Swap Contract; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days after the date on which such trade account payable was created); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) capital leases and Synthetic Lease Obligations; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.

“Debt Purchase Transaction” means, in relation to a Person, a transaction where such Person:

(a) purchases by way of assignment or transfer any Commitment or Loan;

(b) enters into any sub-participation in respect of any Commitment or Loan; or

(c) enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of any Commitment or Loan.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Dollars” and “$” mean the lawful money of the United States.

“Early Termination Fee” means the early termination fee required under Section 2.05(b).

“Eligible Assignee” means (a) a Lender, an Affiliate of any Lender or an Approved Fund that makes the Purchaser Representations, (b) any of Bank of America, N.A., Barclays Bank PLC, BNP Paribas, Citibank, N.A., Credit Agricole Corporate & Investment Bank, Credit Suisse AG, Deutsche Bank AG, Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Natixis, Nomura International PLC, Royal Bank of Canada or UBS AG or any Affiliate thereof that makes the Purchaser Representations, or (c) any other Person (other than a natural Person) approved by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed) that makes the Purchaser Representations; provided that no such approval shall be required if an Event of Default has occurred and is continuing; and provided further that (1) if Borrower has not consented to or disapproved of any prospective assignee in writing within five Business Days of any request that Borrower consent to such assignee, Borrower’s consent shall have been deemed to have been received with respect to such assignee and (2) none of (x) any Parent or any Affiliate thereof, (y) Borrower or any owner of Equity Interests therein or any Affiliate thereof or (z) the Issuer or any Affiliate thereof shall be an Eligible Assignee.

“Eligible Cash Collateral” means Cash to the extent such Cash is Eligible Collateral.

“Eligible Collateral” means Collateral over which Collateral Agent, for the benefit of Administrative Agent and the Lenders, has a valid and perfected First Priority Lien created under the Collateral Documents.

“Eligible Equity Value” means, on any date, the amount equal to the product of (a) the number of Shares included in the Eligible Pledged Shares on such date, excluding any Shares that have been sold pursuant to Section 2.09(a)(iii) and are being held in the Collateral Account pending settlement of such sale, and (b) the Closing Price as of such date.

“Eligible Exchange” means any of any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market, or any successor thereto.

“Eligible Non-Share Collateral” means Eligible Cash Collateral and securities (other than Eligible Pledged Shares) acceptable to Administrative Agent in its sole discretion to the extent such securities are Eligible Collateral.

“Eligible Pledged Shares” means the Pledged Shares to the extent such Pledged Shares (a) are Eligible Collateral, (b) are (i) registered in the name of The Depository Trust Company’s nominee, (ii) maintained in the form of book entries on the books of The Depository Trust Company and (iii) allowed to be settled through The Depository Trust Company’s regular book-entry settlement services, (c) are not subject to any Transfer Restrictions (other than the Existing Transfer Restrictions), (d) have been duly authorized and validly issued and are fully paid and non-assessable, and (e) are not subject to any shareholders agreement, investor rights agreements, lock up agreement, or any other similar agreements or any voting or other contractual restrictions except for (x) the Purchase Agreement, (y) the Stockholders Agreement and (z) the Amended and Restated Limited Partnership Agreement of Borrower, in each case of (y) or (z), substantially in the form reviewed by the Administrative Agent and, in each case of (x), (y) or (z), without giving effect to any amendment thereto or waiver thereunder following the date thereof.

“Environmental, Health or Safety Laws” means any and all Laws, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, protection of natural resources or the environment, the generation, use, handling, transportation, storage, treatment, disposal, presence, discharge or release of or exposure to any Hazardous Materials, or human health or safety.

“Environmental, Health or Safety Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, remediation, monitoring or other response action, fines, penalties or indemnities), of Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental, Health or Safety Laws, (b) the generation, use, handling, transportation, storage, treatment, disposal, presence, discharge or release of or exposure to any Hazardous Materials, whether actual or threatened or (c) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or other ownership or profit interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, whether economic or non-economic, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Events of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Business Day” means a Scheduled Trading Day on which trading occurs on the Applicable Exchange. If an Issuer Delisting has occurred and is continuing, “Exchange Business Day” means a “Business Day”.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, or engaging in a trade or business in or through a permanent establishment in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such

Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Transfer Restrictions” means, with respect to the Pledged Shares, (a) any Transfer Restrictions arising under the federal securities laws of the United States solely as a result of (i) such Collateral constituting “restricted securities” (within the meaning of Rule 144) that have a holding period (calculated in accordance with paragraph (d) of Rule 144) commencing on the Closing Date or (ii) Borrower’s status as an Affiliate of the Issuer and (b) the Transfer Restrictions set forth in Sections 3.02 and 3.03 of the Stockholders Agreement and Section 7.4(e) of the Purchase Agreement.

“Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Commitments at such time and (b) thereafter, the aggregate principal amount of the Loans of all Lenders outstanding at such time.

“Facility Documents” means, collectively, this Agreement, each Collateral Document, the Representation Letter, the Issuer Acknowledgment, each document delivered pursuant to the Collateral Requirement and each other agreement or instrument executed or delivered in connection herewith or therewith.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code; provided that solely for purposes of Section 2.11(e)(ii)(D), FATCA shall include any amendments made to FATCA after the date hereof (without regard to whether any amended or successor version is substantively comparable or materially more onerous to comply with).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMorgan Chase Bank, N.A., London Branch on such day on such transactions as reasonably determined by Administrative Agent.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject (subject only to Permitted Liens).

“Fixed Rate” means 3.715% per annum.

“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” has the meaning specified in the preamble hereto.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof; provided that the term “Guarantee” shall not include any endorsement of an instrument for deposit or collection in the ordinary course of business or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all hazardous or toxic substances, materials, wastes, agents or other pollutants, including petroleum or any fraction thereof, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, explosive or radioactive substance or wastes, infectious or medical substances or wastes and all other substances or wastes of any nature regulated pursuant to any Environmental, Health or Safety Laws.

“Immediate Family Relative” means, in respect of any individual, such individual’s issue (including by adoption or remarriage), siblings, parents, first cousins, aunts, uncles, nieces, nephews, grandparents and the respective current or former household partners and current or former spouses of such individual or any of the foregoing.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Facility Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 8.04(b).

“Information” has the meaning specified in Section 8.11.

“Initial Share Price” means the Closing Price on the Exchange Business Day immediately prior to the Closing Date.

“Interest Payment Date” means (a) each June 20 that occurs after the Closing Date and prior to the Maturity Date and (b) the Maturity Date.

“Interest Rate Hedge” means, for any Lender, any interest rate swap(s) entered into for the purpose of hedging the interest rate risk with respect to the Loans held by such Lender (which, for the avoidance of doubt, may include inter-Affiliate transaction(s) entered into on arms-length terms substantially identical to those that would apply to a transaction with a non-Affiliate and shall include any replacement or amendment thereof from time to time).

“Interest Rate Hedge Unwind Amount” means, in respect of any prepayment (including, for the avoidance of doubt, upon acceleration) of a Loan and any Interest Rate Hedge, the amount of loss incurred by the fixed rate payer thereunder (in which case, the “Interest Rate Hedge Unwind Amount” will be expressed as a positive number) or the amount of gain realized by the fixed rate payer thereunder (in which case, the “Interest Rate Hedge Unwind Amount” will be expressed as a negative number) in connection with unwinding the Interest Rate Hedge (or the relevant portion thereof) on account of such prepayment, taking into account any related costs or expenses incurred by Lender or its Affiliates, as determined by Calculation Agent. For the avoidance of doubt, any such loss or gain may be determined by reference to internal measures of profit and loss.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Issuer” means Activision Blizzard, Inc., a Delaware corporation.

“Issuer Acknowledgment” means an agreement substantially in the form of Exhibit G hereto, pursuant to which, among other provisions, the Issuer provides certain acknowledgments and agreements to the Lenders in respect of the Facility Documents and the transactions contemplated thereunder.

“Issuer ADTV” means, in respect of any date of determination, the average daily trading volume of the Shares on the Applicable Exchange measured over a 90 Scheduled Trading Day period ending on the immediately preceding Scheduled Trading Day (excluding elements of such average daily trading volume that may be attributed to any block trade that occurs on any such Scheduled Trading Day), as determined by Calculation Agent.

“Issuer ADTV Event” means that, at any time, the Issuer ADTV is less than 3.5 million Shares.

“Issuer Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of Shares entitling such person or group to exercise 30% or more of the total voting power of all Shares entitled to vote generally in elections of directors, other than an acquisition of such Shares by the Issuer, any of its wholly-owned Subsidiaries or any of its employee benefit plans.

“Issuer Default Event” means (i) Issuer (A) shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (other than Debt under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100 million, or (B) shall fail to observe or perform any other agreement or condition relating to any such Debt referred to in clause (A) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there shall occur under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Issuer is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Issuer is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Issuer under all such Swap Contracts as a result thereof is greater than $100 million.

“Issuer Delisting” means that the Applicable Exchange announces that pursuant to the rules of the Applicable Exchange, the Shares cease (or will cease) to be listed, traded or publicly quoted on the Applicable Exchange, for any reason (other than as a result of an Issuer Merger Event); provided that if the Shares are immediately re-listed, re-traded or re-quoted on any other Eligible Exchange, such cessation shall not constitute an Issuer Delisting and such other Eligible Exchange shall thereafter constitute the “Applicable Exchange.”

“Issuer Dissolution” means that (a) the Issuer is liquidated or dissolved, or (b) holders of Shares approve any plan or proposal for the Issuer’s liquidation or dissolution.

“Issuer Insolvency” means that by reason of the voluntary or involuntary liquidation, bankruptcy, insolvency, dissolution or winding-up of or any analogous proceeding affecting the Issuer, (a) all the Shares are required to be transferred to a trustee, liquidator or other similar official, or (b) holders of Shares become legally prohibited from transferring them.

“Issuer Insolvency Filing” means that (a) the Issuer institutes or has instituted against it by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, or the Issuer consents to, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights with respect to the Issuer or (b) a petition is presented by any such Person for the Issuer’s winding-up or liquidation or the Issuer consents to such a petition; provided that any proceedings instituted, or petitions presented, by creditors and not consented to by the Issuer shall not be deemed Issuer Insolvency Filings.

“Issuer Merger Event” means any (a)(i) reclassification or change of the Shares that results in a transfer of or an irrevocable commitment to transfer more than 50% of the outstanding Shares to another Person, (ii) consolidation, amalgamation, merger or binding share exchange of the Issuer or any Subsidiary thereof with or into another Person, or (iii) takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any Person to purchase or otherwise obtain more than 50% of the outstanding Shares that results in a transfer of or an irrevocable commitment to transfer more than 50% of the outstanding Shares (other than Shares owned or controlled by such Person), or (b) the public announcement, including any public announcement as defined in Rule 165(f) of the Securities Act, by any entity at any time, of any intention to engage in a transaction (whether or not subsequently amended) that, if completed, would lead to any event set forth in the immediately preceding clause (a).

“Issuer Nationalization” means that (a) all or substantially all of the Shares or the assets of the Issuer are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority, entity or instrumentality thereof, or (b) the adoption, promulgation, enactment, order, decree, announcement or such other action or statement as Calculation Agent deems relevant, by or with effect on any governmental agency, authority, entity or instrumentality thereof at any time, of any event or circumstance (whether or not subsequently amended or appealed) that, if completed, would lead to any event set forth in the immediately preceding clause (a).

“Issuer Tender Offer” means (a) a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in such entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, greater than 15% of the outstanding voting shares of the Issuer, as determined by Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as Calculation Agent deems relevant, or (b) the public announcement, including any public announcement as defined in Rule 165(f) of the Securities Act, by any entity at any time, of any intention to purchase or otherwise obtain such number of voting shares of the Issuer (whether or not subsequently amended) that, if completed, would lead to any event set forth in the immediately preceding clause (a).

“Issuer Trading Suspension” means that the Shares have been suspended from trading on the Applicable Exchange for three consecutive Scheduled Trading Days or the Shares have not traded on the Applicable Exchange for any other reason for three consecutive Scheduled Trading Days; provided that trading in securities of other issuers generally occurs on the Applicable Exchange on such Scheduled Trading Days.

“Law” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the preamble hereto.

“Lender Party” means any Agent or Lender.

“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify in writing to Administrative Agent.

“LIBOR” means, with respect to each Compounding Period, the London interbank offered rate administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Compounding Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by Calculation Agent from time to time in its reasonable discretion (“BBA LIBOR”) as of 11:00 a.m. London time on the date two (2) Business Days prior to the commencement of such Compounding Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“LTV Breach” means that the LTV Ratio on any date exceeds the LTV Maximum Ratio.

“LTV Breach Notice” has the meaning specified in Section 2.09(a).

“LTV Maximum Ratio” means (a) initially 50.0% and (b) following the occurrence of the first LTV Breach, (i) if the LTV Reset Ratio applicable to the most recent LTV Breach was 42.0%, 48.0% and (ii) otherwise, 45.0%.

“LTV Ratio” means, on any date of determination, the quotient (expressed as a percentage) of (a) the Total Net Outstandings at such time divided by (b) the sum of (i) the Eligible Equity Value on such date and (ii) the aggregate Value of all Eligible Non-Share Collateral (other than Eligible Cash Collateral) on such date.

“LTV Reset Ratio” means, with respect to the first LTV Breach, 42.0%, with respect to the second LTV Breach, 40.0%, and with respect to the third, or any subsequent, LTV Breach, 35.0%.

“Margin Call Satisfaction” has the meaning specified in Section 2.09(a).

“Margin Cash Collateral” means Eligible Cash Collateral deposited into the Collateral Account pursuant to Section 2.09(a).

“Margin Loan Facilities” means this Facility and the “Facility” (as defined in the Other Loan Agreement).

“Market Disruption Event” means, with respect to the Shares, any of the following events:

(a) the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any Scheduled Trading Day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Applicable Exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares;

(b) any event that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, such Shares on the Applicable Exchange on any Scheduled Trading Day as determined by Calculation Agent, or the inability of Calculation Agent for any other reason to determine the Closing Price of the Shares by reference to transactions or bid or ask prices for the Shares on the Applicable Exchange on any Scheduled Trading Day;

(c) the failure of the Applicable Exchange to open for trading during its regular trading session on any Scheduled Trading Day; or

(d) the closure on any Scheduled Trading Day of the Applicable Exchange prior to its scheduled closing time for such day.

“Material Adverse Effect” means (a) a material impairment of the ability of Borrower to perform any of its obligations under any of the Facility Documents, (b) a material adverse effect upon the legality, validity, binding effect or enforceability of any provision of this Agreement or any other Facility Document, (c) an imposition of any material liability on Borrower or (d) a material adverse change in, a material adverse effect upon, or a material impairment of, (i) the priority of Collateral Agent’s security interest in the Collateral or (ii) the rights, remedies and benefits available to, or conferred upon, any Lender Party under any Facility Document or any Lender Party’s ability to foreclose on the Shares at the times and in the manner contemplated by the Pledge Agreement (including, but not limited to, trading or other restrictions imposed by the Issuer or changes in applicable Law), in each case with respect to the foregoing clauses (a) to (d), as determined by Administrative Agent in its reasonable discretion.

“Maturity Date” means, the earliest of: (a) the Scheduled Maturity Date; (b) the date on which such Facility is terminated pursuant to Section 2.08; and (c) the date on which the Lenders’ commitment to make the Loans under such Facility otherwise terminates pursuant to Section 6.01.

“Maximum Initial LTV Ratio” means 27.5%.

“Maximum Lawful Rate” has the meaning specified in Section 2.06(b).

“Net PIK Amount” means, initially $0, (a) as increased, from time to time, by the amount of any interest paid in kind pursuant to the proviso in the first sentence of Section 2.04(a), and (b) as reduced, from time to time, but not below $0, by the amount of any prepayment of principal pursuant to Section 2.08(b).

“NOLs Restrictions” means any condition to or restriction on the ability of the holder of any Share to sell, assign or otherwise transfer such Shares under any trading or transfer restrictions arising under any Organization Documents of the Issuer, security, material contract, rights agreement, poison pill, policy or similar agreement implemented by the Issuer or to which any Share is subject in connection with any Person’s ability to utilize net operating losses, capital losses, tax credit carryforwards and/or similar tax attributes as an offset against taxable income.

“Non-public Information” means information that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligations” means all Loans to, and all debts, liabilities, obligations, covenants, indemnifications, and duties of, Borrower arising at any time and from time to time, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, under any Facility Document, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or memorandum and articles of association or articles of formation or organization, and the limited liability company agreement or operating agreement; and (c) with respect to any limited partnership, joint venture, trust or other form of business entity, the limited partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation, incorporation or organization and, if applicable, any certificate of incorporation or certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Facility Document, or sold or assigned an interest in any Loan or Facility Document).

“Other Facility Collateral” means the “Collateral” (as defined in the Other Loan Agreement). For the avoidance of doubt, “Other Facility Collateral” shall not include any Collateral.

“Other Facility Documents” means the “Facility Documents” (as defined in the Other Loan Agreement).

“Other Loan Agreement” means that certain Loan Agreement, of even date herewith, among Borrower, General Partner, Merrill Lynch International, as administrative agent, Merrill Lynch Professional Clearing Corp., as collateral agent and calculation agent and the several lenders from time to time party thereto, as in effect on the Closing Date.

“Other Pledge Agreement” means that certain Pledge and Security Agreement, of even date herewith, between Merrill Lynch Professional Clearing Corp., as collateral agent, and Borrower, as pledgor.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent Entity” means (a) any Affiliates of any Parent (other than Borrower, the Issuer or any of their respective Subsidiaries), (b) any Immediate Family Relatives of any Parent, (c) any trust controlled for the primary benefit of a Parent and/or one or more of such Parent’s Immediate Family Relatives, or his or her successors upon death, (d) any partnership, the partners of which consist of a Parent and/or one or more of such Parent’s Immediate Family Relatives or (e) any family or private (operating or non-operating)

foundation of any Parent; provided that, in each case of clauses (b) through (e) the relevant Parent shall retain voting control of the Equity Interests in General Partner held by such Person; provided further that in each case of clauses (a) through (e), such Person (x) holds Equity Interests in General Partner and (y) is reasonably acceptable to Administrative Agent and has delivered to each Lender and Administrative Agent any information reasonably requested in connection with such Lender’s or Administrative Agent’s standard “on boarding” process. For the purposes of this definition, “Affiliate” of a Parent shall mean (i) any Person that, directly or indirectly through one or more intermediaries is controlled by such Parent or (ii) any Person of which such Parent is, directly or indirectly, the beneficial owner of a majority of the voting Equity Interests.

“Parents” means (a) Robert A. Kotick and Brian G. Kelly, (b) with respect to any natural person set forth in clause (a), the estate of such person, and (c) any other Person approved by Administrative Agent in writing; provided that such Person holds (A) Equity Interests in General Partner and (B) has executed a Representation Letter.

“Participant” has the meaning specified in Section 8.06(d).

“Participant Register” has the meaning specified in Section 8.06(d).

“Pending Litigation” means each of the cases listed on Schedule II hereto, including any related claim that is transferred for coordinated or consolidated proceedings therewith by order of any court of competent jurisdiction.

“Permitted Liens” means Liens permitted under Section 5.02(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledge Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, executed by Borrower in favor of Collateral Agent for the benefit of Administrative Agent and the Lenders, in the form of Exhibit B, as it may be amended from time to time.

“Pledged Shares” means, as of the Closing Date, a pro rata portion (determined based on the Commitments hereunder and the “Commitments” (as defined in the Other Loan Agreement)) of all Shares purchased by Borrower pursuant to the Purchase Agreement and, after the Closing Date, all other Shares required to be pledged as Collateral hereunder or under the Pledge Agreement and any distribution or dividend in Shares distributed in respect of any Pledged Shares, in each case, to the extent such Shares, distribution or dividend constitutes Collateral under the Collateral Documents.

“Potential Adjustment Event” means any of the following:

(a) a subdivision, consolidation or reclassification of Shares, or a free distribution or dividend of any Shares to existing holders by way of bonus, capitalization or similar issue;

(b) a distribution, issue or dividend to existing holders of Shares of (A) Shares, or (B) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the Issuer equally or proportionately with such payments to holders of Shares, or (C) share capital or other securities of another issuer acquired or owned (directly or indirectly) by the Issuer as a result of a spin-off or other similar transaction, or (D) any other type of securities, rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price as determined by Calculation Agent;

(c) an extraordinary dividend or distribution paid or made on the Shares, as determined by Calculation Agent;

(d) a call by the Issuer in respect of Shares that are not fully paid;

(e) a repurchase by the Issuer or any of its Subsidiaries of Shares whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

(f) in respect of the Issuer, an event that results in any shareholder rights being distributed or becoming separated from Shares or other shares of the capital stock of the Issuer pursuant to a shareholder rights plan or arrangement directed against hostile takeovers that provides upon the occurrence of certain events for a distribution of preferred stock, warrants, debt instruments or stock rights at a price below their market value, as determined by Calculation Agent, provided that any adjustment effected as a result of such an event shall be readjusted upon any redemption of such rights;

(g) any other event that may have a diluting or concentrative effect on the theoretical value of the Shares, as determined by the Calculation Agent; or

(h) an Issuer Merger Event, Issuer Tender Offer or Issuer Change of Control;

provided that the repurchase of Shares by Issuer pursuant to the Purchase Agreement shall not constitute any Potential Adjustment Event.

“Purchase Agreement” means the Stock Purchase Agreement, dated July 25, 2013, between Issuer, Borrower and Vivendi, S.A.

“Purchaser Representations” means the following representations, warranties and agreements made by an assignee or participant, as applicable: (a) a representation and warranty that such assignee or participant is a QIB, a QP and an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act and is entering into such assignment or participation as principal and not for the benefit of any third party, (b) a representation that such assignee or participant is not Borrower or the Issuer or an Affiliate of Borrower or the Issuer, (c) an acknowledgment that such assignee or participant fully understands any restrictions on transfers, sales and other dispositions in the Facility Documents or relating to any Collateral consisting of the Pledged Shares, (d) an acknowledgment that such assignee or participant is able to bear the economic risk of its investment in the participation and is currently able to afford a complete loss of such investment, (e) a covenant that such assignee or participant will only assign its Loan or sell its participation or participations therein pursuant to documentation including such Purchaser Representations, (f) an acknowledgement by such assignee or participant that the Pledged Shares forming part of the Collateral cannot be sold without registration under the Securities Act or under an available exemption from the registration requirements under the Securities Act, including, if available, the exemption provided by Rule 144, (g) an acknowledgment that such assignee or participant is not entering into such assignment or participation on the basis of any material Non-public Information with respect to Borrower, the Issuer, its Subsidiaries or their securities, and that, if applicable, it has implemented reasonable policies and procedures, taking into consideration the nature of its business, to ensure that individuals making investment decisions would not violate the laws prohibiting trading on the basis of material Non-public Information (it being understood that such assignee or participant may have material Non-public Information on the private side of its information wall, sometimes referred to as an “Information Wall,” at the time of such assignment or participation); provided that, for the avoidance of doubt, “material Non-public Information concerning Borrower, the Issuer, its Subsidiaries or their securities” shall not include any information made available to both the assignee and the assignor or both the participant and the seller of a participation interest, as the case may be, and (h) an acknowledgment that it has made an independent decision to purchase its Loan or participation based on information available to it, which information it has determined adequate for the purpose.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“QP” means a “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act.

“Recipient” means (a) Administrative Agent, (b) any Lender and (c) any other Agent, as applicable.

“Register” has the meaning specified in Section 8.06(c).

“Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act as in effect from time to time.

“Regulation T” means Regulation T issued by the FRB.

“Regulation U” means Regulation U issued by the FRB.

“Regulation X” means Regulation X issued by the FRB.

“Regulatory Event” means (a) any investigation made by any Governmental Authority for violation or breach of Law by Borrower, or (b) the revocation, suspension or termination of any license, permit or approval held by Borrower that, in each case of (a) and (b) above, could reasonably be expected to have a Material Adverse Effect.

“Relevant Documents” has the meaning specified in Section 2.18.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Representation Letter” means each of those certain Parent Representation Letters, dated as of the date hereof, executed by each Parent in favor of Collateral Agent for the benefit of Administrative Agent and the Lenders, in the form of Exhibit C.

“Required SPV Provisions” has the meaning specified in Section 5.01(j).

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) the aggregate outstanding principal amount of all Loans and (b) the aggregate unused Commitments, if any.

“Responsible Officer” of a Person means its chief executive officer, director or its chief financial officer (whether or not the Person performing such duties is so designated) or any authorized designee thereof.

“Restricted Transaction” means, with respect to Borrower, (a) any financing or other transaction (other than the transactions contemplated hereby or by other Facility Documents) secured by the Pledged

Shares, (b) any grant, occurrence or existence of any Lien on the Pledged Shares (other than pursuant to the transactions contemplated hereby or by other Facility Documents) and (c) any sale, swap, hedge (including by means of a physical or cash settled derivative referencing Shares or otherwise) or transfer of the Pledged Shares (other than those permitted under the Facility Documents).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Sanction(s)” means any international economic sanction administered or enforced by the United States government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Scheduled Maturity Date” means the fourth anniversary of the Closing Date.

“Scheduled Trading Day” means a day that is scheduled to be a trading day on the Applicable Exchange. If an Issuer Delisting has occurred and is continuing, “Scheduled Trading Day” means a “Business Day”.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Set-off Party” has the meaning specified in Section 8.13.

“Share Price Threshold Level” means an amount equal to the lesser of (a) 40.0% of the Closing Price as of July 26, 2013 and (b) $5.44 (subject to adjustment as provided herein).

“Share Price Trigger Event” means that, at any time, the Closing Price is below the Share Price Threshold Level.

“Shares” means the common stock, par value $0.001 per share, of the Issuer.

“Spread” means 2.55% (255 basis points) per annum.

“Stated Rate” has the meaning specified in Section 2.06(b).

“Stockholders Agreement” means the Stockholders Agreement, dated as of October 11, 2013, by and among Issuer, Borrower and certain other parties thereto.

“Subscription Agreements” means the subscription agreements, each by and between General Partner, as general partner of Borrower, and an investor in Borrower.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, total return swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but that, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Accrued Loan Amount” means, at any time, the aggregate outstanding principal amount of all Loans plus all accrued and unpaid interest in respect thereof.

“Total Net Outstandings” means, at any time, the amount, if any, by which (a) the Total Accrued Loan Amount at such time exceeds (b) the sum of (i) the aggregate Value of all Eligible Cash Collateral at such time, (ii) following the execution of, and prior to the scheduled settlement date for, any sale of Shares pursuant to Section 2.09(a)(iii), an amount equal to the aggregate sale price thereof and (iii) following the ex-dividend date for any cash dividend on the Shares, as long as the scheduled payment date therefor is within 60 calendar days thereof, and prior to the earlier of the actual payment date and such scheduled payment date, an amount equal to the product of (A) the per Share amount of such dividend less the per Share amount of any Taxes that the Calculation Agent determines are likely to be withheld or deducted therefrom and (B) the number of Eligible Pledged Shares, excluding any Pledged Shares as to which a sale has been executed, as of such ex-dividend date.

“Transaction Documents” means, collectively, the Facility Documents, the Other Facility Documents, the Subscription Agreements, the Stockholders Agreement, the Organization Documents of Borrower and General Partner, the Purchase Agreement and any other related documents.

“Transfer Restrictions” means, with respect to any property (including, in the case of securities, security entitlements in respect thereof), any condition to or restriction on the ability of the holder thereof (or, if an Event of Default occurs hereunder and Collateral Agent chooses to exercise its remedies under the Collateral Documents, Collateral Agent) to sell, assign or otherwise transfer such property or to enforce the provisions thereof or of any document related thereto whether set forth in the terms of such property itself or in any other document, including without limitation (a) any requirement that any sale, assignment or transfer or enforcement of such property be subject to any volume limitations, limitations to address tax matters, or be consented to or approved by any Person, including the issuer thereof or any other obligor thereon, (b) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such property, (c) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such property, prior to the sale, pledge, assignment or other transfer or enforcement of such property, (d) any registration or qualification requirement or prospectus delivery requirement for such property pursuant to any federal, state or foreign securities law (including any such requirement arising under the Securities Act), (e) any NOLs Restriction and (f) any legend or other notification appearing on any certificate representing such property to the effect that any such condition or restriction exists; except that the required delivery of any customary assignment, instruction or entitlement order from Borrower or any pledgor, assignor or transferor of such property, together with any evidence of the corporate or other authority of such Person, shall not constitute such a condition or restriction.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.11(e)(ii)(B)(3).

“Value” means, as of any date of determination, (a) with respect to Cash, the amount of such Cash; and (b) with respect to all other Collateral (other than Eligible Pledged Shares), the product of (x) the fair market value of such Collateral as determined by Calculation Agent and (y) a percentage (expressed as a fraction) with respect to such Collateral determined by Calculation Agent (taking into account the particular property constituting Collateral, the resale market for such property, any Transfer Restrictions relating to such property (whether in the hands of Borrower or in the hands of a Lender Party exercising its rights and remedies under the Facility Documents) and such other factors as Calculation Agent deems relevant) for purposes of determining clause (b)(ii) of the definition of “LTV Ratio” with respect to such Collateral.

Section 1.02 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York time (daylight or standard, as applicable).

Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the annual financial statements of the applicable Person, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Facility Document, and Borrower shall so request, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide to Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.04 Principles of Construction.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Facility Document), (ii) except to the extent Administrative Agent’s or Lenders’ consent is required as provided herein, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Facility Document, shall be construed to refer to such Facility Document in its entirety and not to any particular provision thereof, (iv) all references in a Facility Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Facility Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Facility Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Facility Document.

(d) Any reference to a particular section of the Other Loan Agreement shall be deemed to refer to such section of the Other Loan Agreement, as in effect on the date hereof, or, following any amendment or supplement to the Other Loan Agreement, any successor to such section.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan in Dollars (each such loan, a “Loan”) to Borrower on the Closing Date in an amount specified in the Notice of Borrowing (as defined below) not to exceed such Lender’s

Commitment. The Loans shall be made available by the Lenders based on their Applicable Percentages in respect of the Facility. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

Section 2.02 Making the Loans.

(a) (i) Each Loan shall be made on notice given no later than 10:00 a.m. on the Closing Date (or such later time as may be agreed by Administrative Agent in its sole discretion) by Borrower to Administrative Agent, who shall give to each applicable Lender prompt notice thereof.

(ii) Such notice (a “Notice of Borrowing”) shall be irrevocable and shall be in writing in substantially the form of Exhibit A, signed by Borrower, specifying therein (x) the requested date of the Loans, (y) the type and amount of such Loans and (z) the account to which such Loans shall be made.

(b) Each Lender shall, before 1:00 p.m. on the Closing Date, make available for the account of its Lending Office to Administrative Agent (to an account designated by Administrative Agent), in immediately available funds, such Lender’s Applicable Percentage of such Loans. After Administrative Agent’s (or its Affiliate’s) receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.01, Administrative Agent (or its Affiliate) will make such funds as it has received available to Borrower by depositing such funds into the Collateral Account; provided that Administrative Agent (or its Affiliate) may net any Loan due to Borrower against any amount payable hereunder.

Section 2.03 Repayment of Loans. Borrower shall repay to the Administrative Agent (or any Affiliate thereof designated by Administrative Agent) for the account of the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

Section 2.04 Interest.

(a) Ordinary Interest. Borrower shall pay interest (x) on the unpaid principal amount of each Loan, which interest shall accrue on a daily basis, from the date of such Loan until such principal amount shall be paid in full, at a rate per annum equal to the Applicable Rate for such day, and (y) on any Compounded Amounts with respect to each Loan, which interest shall accrue on a daily basis at a rate per annum equal to the Applicable Floating Rate for such day, with such interest, in the case of clause (x) and (y), being payable annually in arrears on each Interest Payment Date; provided that if, as of the date one Business Day prior to any Interest Payment Date, the aggregate amount of cash dividends per Share paid by the Issuer during the year ending on such date (or with respect to the first Interest Payment Date, such period from the Closing Date to the date one Business Day prior to such Interest Payment Date) is less than $0.19, Borrower may elect on such date by written notice to Administrative Agent, with respect to all or any portion of the interest that would otherwise be payable in cash on such Interest Payment Date, to instead pay such interest in kind, in which case (i) the amount of such interest or the portion thereof that will be paid in kind, as the case may be, will be added to the outstanding principal amount of the Loans on a ratable basis among the Lenders as of such Interest Payment Date, and (ii) the remainder of such interest (if any) shall continue to be payable in cash on the Interest Payment Date. For the avoidance of doubt, any interest that accrues on Compounded Amounts with respect to any Loan shall, for all purposes hereunder (other than clause (x) of the immediately preceding sentence), be deemed to have accrued on the principal amount of such Loan. The total amount of interest due on each Interest Payment Date shall be computed by

Calculation Agent on the Business Day immediately preceding such Interest Payment Date. Interest shall be computed by Calculation Agent based on a year of 360 days and the actual number of days elapsed in each Compounding Period. Interest (including the default interest set forth below) shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(b) Default Interest. Notwithstanding the foregoing, if any amount is not paid when due hereunder, whether at stated maturity, by acceleration or otherwise, such amount that is not paid when due shall thereafter bear interest at a rate per annum equal at all times to two percent (2%) above the Applicable Floating Rate from the date such amount shall be due until such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full).

Section 2.05 Fees.

(a) Arrangement Fee. Subject to the occurrence of the Closing Date, on the first Interest Payment Date (or, if earlier, any date on which the Loans are prepaid in full under Section 2.08, Section 2.09(a)(i) or Section 6.01 or otherwise), Borrower shall pay to JPMorgan Chase Bank, N.A., London Branch, for its own account and not for the account of the Lenders or Agents, in consideration for its efforts in arranging the Facility, an arrangement fee (the “Arrangement Fee”) in an amount equal to 1.15% (115 basis points) of the aggregate principal amount of Loans made on the Closing Date. The Arrangement Fee is due and payable in full on the first Interest Payment Date (or such earlier prepayment date, if applicable) and shall be fully earned when paid and be non-refundable for any reason whatsoever.

(b) Early Termination Fee. If, on or before the third anniversary of the Closing Date, Borrower (i) voluntarily prepays any portion of the Facility pursuant to Section 2.08(b) (other than any prepayment of interest paid in kind), (ii) makes any mandatory prepayment pursuant to Section 2.08(c) on account of any event resulting from any action or failure to act by Borrower, General Partner or any Parent, (iii) repays the Loans upon acceleration pursuant to Section 6.01 on account of any Event of Default resulting from any action or failure to act by Borrower, General Partner or any Parent or (iv) prepays the Loans pursuant to Section 2.08(d) and at the time of such prepayment more than $66,666,667 of aggregate principal amount of Loans have been voluntarily prepaid (other than any prepayment of interest paid in kind), in the aggregate, following the Closing Date pursuant to Section 2.08(b), in each case, Borrower shall pay to Administrative Agent for the ratable account of the Lenders in accordance with their Applicable Percentages, simultaneously with such repayment or prepayment, an early termination fee in an amount equal to the product of (x) the amount of such repayment or prepayment, (y) 1.00% (100 basis points) and (z) a fraction computed by Calculation Agent the numerator of which is the actual number of days from, and including, the repayment or prepayment date to, and including, the third anniversary of the Closing Date and the denominator of which is 360 days.

Section 2.06 Maximum Interest.

(a) In no event shall the interest charged with respect to any Loan or any other obligations of Borrower hereunder exceed the maximum amount permitted under the Laws of the State of New York or of any other applicable jurisdiction.

(b) Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable for the account of any Lender hereunder (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable Law to be charged by such Lender (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable for the account of such Lender shall be equal to the Maximum Lawful Rate; provided that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by Law, continue to pay interest for the account of such Lender at the Maximum Lawful Rate until such time as the total interest received by such Lender is equal to the total interest that such Lender would have received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable for the account of such Lender shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.

(c) In no event shall the total interest received by any Lender exceed the amount that such Lender could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate.

(d) If any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower.

Section 2.07 Interest Rate Determinations. With respect to any Compounding Period for which the Applicable Floating Rate is determined by reference to LIBOR, promptly following the commencement of such Compounding Period, the Administrative Agent shall give written notice to Borrower of the Applicable Floating Rate.

Section 2.08 Termination of Commitments; Prepayments of Loans.

(a) The aggregate Commitments shall be automatically and permanently reduced to zero on (i) the Closing Date upon the borrowing on the Closing Date or (ii) October 15, 2013, if the Closing Date has not occurred prior to such date.

(b) Subject to payment of any Early Termination Fee, any Arrangement Fee payable under Section 2.05(a) and any amount required pursuant to Section 2.13, Borrower may, upon notice to Administrative Agent, at any time prepay the outstanding principal amounts of the Loans, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid and any additional amounts required pursuant to Section 2.13, upon irrevocable notice thereof; provided that each partial prepayment of the Loans shall be in an aggregate principal amount of not less than $10,000,000 or a whole multiple of $1,000,000 in excess thereof. Such notice shall be given to Administrative Agent and each Lender by Borrower not later than 11:00 a.m. on the date two (2) Business Days prior to the effective date of any such prepayment, specifying such election and the effective date thereof. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the Facility.

(c) If (i) any Potential Adjustment Event occurs and Calculation Agent determines that no adjustment it could make pursuant to Section 8.01 would produce a commercially reasonable result, (ii) any Corporate Event occurs, (iii) any Issuer ADTV Event occurs, (iv) any Change of Control occurs or (v) any Share Price Trigger Event occurs and, in each case,

Administrative Agent delivers written notice to Borrower that it is requiring a prepayment in connection therewith pursuant to this Section 2.08(c), Borrower shall, within one Business Day of such notice, (x) prepay to the Lenders in full all Loans then outstanding together with accrued interest to the date of such payment on the principal amount paid and any amount required pursuant to Section 2.13, any Arrangement Fee payable under Section 2.05(a) and, if applicable, any Early Termination Fee set forth in Section 2.05(b) or (y) execute a sale of Pledged Shares, for an aggregate sale price that, when received, shall be immediately applied as set forth in clause (x) and will be sufficient to prepay the Loans in full and pay all other amounts required to be paid in connection therewith. Any sale described in clause (y) above shall be made in the manner set forth in Section 2.09(b)(i).

(d) If, after giving effect to any partial prepayment of the Loans pursuant to this Section 2.08 or Section 2.09, the aggregate outstanding principal amount of the Loans would be less than an amount equal to $66,666,667, Borrower shall, concurrently with such partial prepayment, prepay to the Lenders in full all Loans then outstanding together with accrued interest to the date of such payment on the principal amount paid, any amount required pursuant to Section 2.13, any Arrangement Fee payable under Section 2.05(a) and, if applicable, any Early Termination Fee set forth in Section 2.05(b).

(e) Any prepayment pursuant to this Section 2.08 shall be applied as provided in Section 2.15.

Section 2.09 LTV Breach; Withdrawal of Collateral.

(a) If an LTV Breach occurs on any date, Borrower shall, not later than 5:00 p.m. on the later of (x) the second Business Day following the occurrence of the LTV Breach and (y) the first Business Day following the date on which the Administrative Agent gives written notice to Borrower of such LTV Breach (such a notice, an “LTV Breach Notice”), (i) prepay outstanding Loans, (ii) post Margin Cash Collateral or (iii) execute a sale of Pledged Shares, with settlement of such sale to occur no later than three Business Days following the trade date of such sale, for an aggregate sale price that, when received, shall be immediately applied as set forth in clause (i) or (ii), in each case of clauses (i) through (iii), in such amount necessary to, after giving effect to the relevant payment, deposit or sale, as applicable, cause the LTV Ratio (with the LTV Ratio determined for such purpose based on an Eligible Equity Value based on the Closing Price at the time of such payment or deposit or the execution of such sale, respectively) to be less than the LTV Reset Ratio (the making of any such payment, deposit or sale, a “Margin Call Satisfaction”). Any prepayment pursuant to clause (i) above shall be applied as provided in Section 2.15. Any sale described in clause (iii) above shall be made in the manner set forth in clause (b)(i) of this Section 2.09. Prior to execution of any such sale, Borrower shall irrevocably elect by written notice to Administrative Agent and Collateral Agent whether the proceeds of such sale shall be applied as set forth in clause (i) or clause (ii) of the first sentence of this Section 2.09(a).

(b) Borrower may not withdraw any Collateral from the Collateral Account, except (i) Borrower may sell Pledged Shares from the Collateral Account for cash at fair value, on a delivery-versus-payment basis (or other basis reasonably acceptable to Collateral Agent), with the cash proceeds of such sale to be paid directly into the Collateral Account, pursuant to documentation mutually acceptable to Borrower and Collateral Agent, (ii) Borrower may use Collateral consisting of Cash to repay the Loans pursuant to Section 2.03, (iii) Borrower may use Collateral consisting of Cash to make payments of any Arrangement Fee pursuant to Section 2.05(a)

and any Early Termination Fee pursuant to Section 2.05(b), (iv) Borrower may use Collateral consisting of Cash to make any required interest payment pursuant to Section 2.04 or to make a prepayment pursuant to Section 2.08 or paragraph (a) of this Section 2.09, (v) Borrower may withdraw Collateral consisting of Cash pursuant to clause (c) below or (vi) with the prior written consent of Administrative Agent. As a condition to any sale of Pledged Shares by Borrower, Borrower shall represent and warrant to Administrative Agent that (x) Borrower is not in possession of, and is not executing such sale on the basis of, any material Non-public Information with respect to Issuer or the Shares or, in the case of a privately negotiated sale, Borrower has disclosed any such information to the purchaser in such sale and (y) such sale complies with the Transfer Restrictions set forth in the Stockholders Agreement and Section 7.4(e) of the Purchase Agreement.

(c) Any dividend or distribution on the Shares, net of any withholding Tax, received by Borrower shall be deposited in the Collateral Account within one Business Day of such receipt, subject to any subsequent release thereof in accordance with this Section 2.09(c). Borrower may request a release of Collateral consisting of Cash from the Liens created under the Collateral Documents subject to the following conditions:

(i) Administrative Agent shall have received a written notice from Borrower requesting a release of such Collateral on the date specified therein (which date shall be no earlier than the Business Day immediately following the first Business Day on which Administrative Agent has received such notice by 10:00 a.m.);

(ii) immediately after giving effect to such release and any other release otherwise requested or effected pursuant to Section 2.09(b) or this Section 2.09(c), the LTV Ratio (calculated as if the full amount of interest that will become due and payable on the next succeeding Interest Payment Date, as estimated by the Calculation Agent, assuming no further prepayments of the Loans, were included in the Total Accrued Loan Amount) would be less than the LTV Reset Ratio;

(iii) no Default or Event of Default shall exist or would occur as a result of such release;

(iv) the Net PIK Amount is $0 as of the date of such notice and will be $0 as of the date of such release;

(v) on the date of such release the Borrower is not required to make any prepayment or take any other action under Section 2.08 or this Section 2.09 (and will not be required to take any such action as a result of the proposed release);

(vi) such released Collateral shall be used to pay Borrower’s operating expenses;

(vii) immediately following such release, the amount of Collateral consisting of Cash held in the Collateral Account and subject to a First Priority Lien in favor of Agent shall not be less than the amount of interest payable on the immediately succeeding Interest Payment Date (as estimated by Calculation Agent, assuming Borrower does not elect to pay any such interest in kind and does not make any further prepayments on the Loans); and

(viii) the aggregate amount of Collateral released pursuant to this Section 2.09(c) shall not exceed (x) in any 365-day period, $100,000 or (y) during the term of the Loans, $400,000.

Any such notice delivered pursuant to the immediately preceding clause (i) shall contain written representations and warranties to the effect of the items set forth in the immediately preceding clauses (ii), (iii), (iv) and (vi). Upon satisfaction of the conditions set forth in the second preceding sentence, the amount of Collateral consisting of Cash requested to be released by Borrower in such written notice shall be released from the Lien created under the Collateral Documents.

Section 2.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan made hereunder;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loans, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its Affiliate for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines (in good faith) that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender, the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate any Lender pursuant to this Section 2.10 for any increased costs or reductions incurred more than three (3) months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; and provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three (3) month period referred to in the immediately preceding proviso shall be extended to include the period of retroactive effect thereof.

(e) Reserves on LIBOR Based Loans. Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided that Borrower shall have received at least 10 days’ prior written notice (with a copy to Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

(f) Survival. All of Borrower’s obligations under this Section 2.10 shall survive termination of the Facility, repayment of all other Obligations hereunder, and resignation of Administrative Agent.

Section 2.11 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of Borrower under any Facility Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of Administrative Agent) requires the deduction or withholding of any Tax from any such payment by Administrative Agent or Borrower, then Administrative Agent or Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Law, and to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including withholdings or deductions applicable to additional sums payable under this Section 2.11) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of clause (a) above (but not in duplication thereof), Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by Borrower.

(i) Borrower shall, and does hereby indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error. Borrower shall, and does hereby, indemnify Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount that a Lender for any reason fails to pay indefeasibly to Administrative Agent as required pursuant to Section 2.11(c)(ii) below. Notwithstanding the foregoing, Borrower shall not have any indemnification obligation under this Section 2.11(c) to the extent the Recipient has otherwise received payment with respect to such Indemnified Tax pursuant to Section 2.11(a) or Section 2.11(b).

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, Administrative Agent for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.06(d) relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Facility Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Facility Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this clause (ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority as provided in this Section 2.11, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Facility Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(e)(ii)(A), 2.11(e)(ii)(B) and 2.11(e)(ii)(D)) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Facility Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Facility Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Facility Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(f) Treatment of Certain Refunds. Unless required by applicable Law, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.11, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of the Recipient, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause, in no event will the applicable Recipient be required to pay any amount to Borrower pursuant to this clause the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Facility Document.

Section 2.12 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify Administrative Agent and Borrower that (a) any Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, (i) for any Lender to perform its obligations to make Loans hereunder or (ii) for any Lender or its Affiliate to maintain such Lender’s Interest Rate Hedge, or (b) the LIBOR for any Compounding Period with respect to a Loan does not adequately and fairly reflect the cost to such Lender of funding or maintaining such Loan, the obligation of such Lender to make its Applicable Percentage of the Loans shall be terminated and all Loans of such Lender, all interest thereon and all other amounts payable under this Agreement to such Lender shall become due and payable. Any Lender that becomes aware of circumstances that would permit such Lender to notify Administrative Agent of any illegality under this Section 2.12 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such change would avoid or eliminate such illegality and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.13 Compensation for Losses. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts and shall be conclusive absent manifest error), for all reasonable loss, cost or expense incurred by it as a result of:

(a) any payment or prepayment of the Loan on a day other than the last day of a Compounding Period for the Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by either Borrower to prepay or borrow the Loan on the date or in the amount notified by such Borrower (for a reason other than the failure of such Lender to make a Loan in breach of its obligation hereunder);

excluding any loss of margin over LIBOR and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the Loans, or from fees payable to terminate the deposits from which such funds were obtained. In addition, upon prepayment (including, for the avoidance of doubt, upon acceleration) of a Loan, (i) if the applicable Interest Rate Hedge Unwind Amount for any Lender is a positive number, Borrower shall promptly pay to Lender an amount equal to such Interest Rate Hedge Unwind Amount or (ii) if the applicable Interest Rate Hedge Unwind Amount for any Lender is a negative number, (x) as long as such amount is determined and notified to Borrower prior to the relevant prepayment date, the amount owed by Borrower in respect of such prepayment shall be reduced by the absolute value of such Interest Rate Hedge Unwind Amount and (y) otherwise, promptly following prepayment of such Loan and the determination of such amount, Lender shall pay to Borrower an amount equal to the absolute value of such Interest Rate Hedge Unwind Amount. Each Lender agrees to share the terms of its Interest Rate Hedge with the Calculation Agent in order to enable the Calculation Agent to determine the applicable Interest Rate Hedge Unwind Amount, and the Calculation Agent agrees to make such determination in connection with any prepayment of the Loans as soon as practicable after receiving notice of such prepayment. All of Borrower’s, Lenders’ and Calculation Agent’s obligations under this Section 2.13 shall survive termination of the Facility or repayment of all other Obligations hereunder. For purposes of calculating amounts payable by Borrower to a Lender under the first sentence of this Section 2.13, each Lender shall be deemed to have funded the Loans by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not the Loans were in fact so funded.

Section 2.14 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by Administrative Agent (or its Affiliate) hereunder from Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay such obligations in accordance with their terms. Borrower hereby designates Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the account maintained pursuant to clause (b) above, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(d) No promissory note shall be required to evidence the Loans by Lenders to Borrower. Upon the request of a Lender, Borrower shall execute and deliver to such Lender a promissory note, which shall evidence the Loans to Borrower by such Lender in addition to such records.

Section 2.15 Payments and Computations.

(a) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Borrower shall make each payment hereunder not later than 12:00 p.m. on the day when due in Dollars to Administrative Agent (or any Affiliate thereof designated by Administrative Agent) in immediately available funds. Administrative Agent or its Affiliate will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent or its Affiliate after 12:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Whenever any payment hereunder would be due on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and such extension of time shall not be included in the computation of payment of interest or any fees, as the case may be.

(c) All payments (including prepayments and any other amounts received hereunder but excluding payments and amounts received in connection with the exercise of the Agents’ and the Lenders’ rights after an Event of Default to the extent set forth in Section 6.01(a)) made by Borrower to Administrative Agent under any Facility Document shall be applied to amounts then due and payable in the following order: (i) to any expenses and indemnities payable by Borrower to any Agent under any Facility Document; (ii) ratably to any expenses and indemnities payable by Borrower to any Lender under any Facility Document; (iii) to any accrued and unpaid interest and fees due under this Agreement; (iv) to principal payments in respect of any interest paid in kind; (v) to principal payments (other than interest paid in kind) on the outstanding Loans; and (vi) to the extent of any excess, to the payment of all other Obligations under the Facility Documents.

Section 2.16 Administrative Agent’s Clawback.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to Administrative Agent (or its Affiliate) such Lender’s Applicable Percentage of such Loan, Administrative Agent may assume that such Lender has made such Applicable Percentage of such Loan available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of such Loan available to Administrative Agent (or its Affiliate), then the applicable Lender and Borrower severally agree to pay to Administrative Agent (or its Affiliate) forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent (or its Affiliate), at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, the Applicable Rate. If Borrower and such Lender shall pay such interest to Administrative Agent (or its Affiliate) for the same or an overlapping period, Administrative Agent (or its Affiliate) shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its Applicable Percentage of the applicable Loan to Administrative Agent (or its Affiliate), then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent (or its Affiliate).

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent (or its Affiliate) for the account of Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of Lenders severally agrees to repay to Administrative Agent (or its Affiliate) forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent (or its Affiliate), at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans and to make payments pursuant to Section 8.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 8.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 8.04(c).

Section 2.17 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that: (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

Section 2.18 Limited Recourse. All Obligations hereunder and under any other Facility Documents shall be with full recourse to Borrower. Notwithstanding anything to the contrary contained in this Agreement, in any other Facility Documents, or in any other instruments, certificates, documents or agreements executed in connection with the Loans (all of the foregoing, for purposes of this Section 2.18, hereinafter referred to, individually and collectively, as the “Relevant Documents”), no recourse under or upon any Obligation, representation, warranty, promise or other matter whatsoever shall be had against any Parent or limited partner of Borrower, and each Lender expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to the Relevant Documents against, or to satisfy any claim or obligation arising thereunder against, any Parent or limited partner of Borrower or out of any assets of any Parent or limited partner of Borrower.

Section 2.19 Mitigation Obligations. If any Lender requests compensation under Section 2.10(a) or (b) or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender (at the request of Borrower) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 2.10(a), 2.10(b) or 2.11, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions. Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

In addition, if, on account of any Interest Rate Hedge any Lender becomes aware of circumstances that would permit such Lender to notify Administrative Agent of any illegality under Section 2.12, and, the relevant circumstances affect all Lenders hereunder (or any non-affected Lenders give their consent) and Borrower so elects, (i) the Lenders shall negotiate in good faith with Borrower for at least three Business Days to amend this Agreement such that all Loans hereunder will bear interest at a floating interest rate, while preserving for the Lenders the fair value of the transactions contemplated hereby, and (ii) the Calculation Agent shall calculate Interest Rate Hedge Unwind Amounts as if the Loans were being prepaid in full and (a) if any such Interest Rate Hedge Unwind Amount is a positive number, Borrower shall promptly pay such amount to the applicable Lender or (b) if any such Interest Rate Hedge Unwind Amount is a negative number, Lender shall promptly pay the absolute value of such amount to Borrower.

Section 2.20 Payoff Letter. Upon the payment in full of all Obligations (other than those that survive termination of the Facility Documents), Administrative Agent shall promptly, upon request of Borrower, confirm to Borrower in writing the payment and discharge of such Obligations.

ARTICLE III

CONDITIONS OF LENDING

Section 3.01 Conditions Precedent to Loan. The obligation of Lenders to make the Loans is subject to satisfaction of the following conditions precedent:

(a) Administrative Agent shall have received each of the following documents, duly executed, each (unless otherwise specified below) dated the Closing Date and in form and substance satisfactory to Administrative Agent:

(i) duly executed counterparts of this Agreement, sufficient in number for distribution to Administrative Agent, each Lender and Borrower;

(ii) duly executed Pledge Agreement and all documents contemplated thereby, including any UCC-1 financing statement(s);

(iii) duly executed Representation Letter from each Parent;

(iv) duly executed Control Agreement and all documents contemplated thereby;

(v) copies of the Organization Documents of Borrower and of General Partner, in each case as certified by a Responsible Officer of General Partner;

(vi) a certificate of General Partner certifying the names and true signatures of the Responsible Officers of General Partner authorized to sign this Agreement, the Pledge Agreement and any other Facility Document to be delivered hereunder or thereunder on behalf of Borrower;

(vii) a certificate evidencing the good standing (or equivalent) of each of Borrower and General Partner in its jurisdiction of formation and/or incorporation and each other jurisdiction where it is qualified to do business dated a date not earlier than (x) ten (10) Business Days prior to the Closing Date (with a bring down on the Closing Date), in the case of the General Partner or (y) two (2) Business Days prior to the Closing Date, in the case of Borrower;

(viii) an opinion of counsel to the Borrower substantially in form of Exhibit H-1, and an opinion of the Lenders’ Cayman Islands counsel substantially in form of Exhibit H-2;

(ix) the results of Tax, judgment and Lien searches on Borrower; and

(x) duly executed Issuer Acknowledgment and all documents contemplated thereby.

(b) The Transaction Documents shall not have been amended or waived in any material respect adverse to the Lenders (or to change the purchase price for the Shares under the Purchase Agreement) without the prior written consent of Administrative Agent, not to be unreasonably withheld or delayed. An amount of cash equal to the aggregate purchase price for the Shares under the Purchase Agreement, net of the sum of (i) an amount equal to the aggregate Commitments for all Lenders (after giving effect to any reduction thereof pursuant to the proviso in the definition of “Commitment”) and (ii) an amount equal to the aggregate “Commitments” for all “Lenders” (after giving effect to any reduction thereof pursuant to the proviso in the definition of “Commitment”) (each as defined under the Other Loan Agreement), shall have been contributed to Borrower by the holders of Equity Interests therein and deposited pro rata into each of the Collateral Account and the “Collateral Account” (as defined under the Other Loan Agreement) according to the Commitments hereunder and the “Commitments” thereunder, and Borrower’s purchase of Shares pursuant to the Purchase Agreement shall have been, or substantially simultaneously with the making of Loans pursuant to Section 2.01 shall be, consummated (including the transfer of a pro rata portion (based on the Commitments hereunder and the “Commitments” under the Other Loan Agreement ) of such Shares into the Collateral Account as Eligible Pledged Shares).

(c) The Collateral Account shall have been established by Borrower and Administrative Agent shall have received reasonably satisfactory evidence that the Collateral Requirement shall have been satisfied in all respects.

(d) All fees or expenses required to be paid to Administrative Agent or any Lender or counsel thereto on or before the Closing Date shall have been paid or provided for out of cash that does not constitute Collateral or Other Facility Collateral.

(e) Borrower shall have provided any form requested by Administrative Agent necessary to comply with Regulation T, U, or X, or any other provisions of the Regulations of the FRB, including Form U-1.

(f) No Corporate Event shall have occurred on or after the date of this Agreement and on or before the Closing Date.

(g) No Potential Adjustment Event shall have occurred on or after the date of this Agreement and on or before the Closing Date for which the Adjustment Event Effective Time, if any, shall not have occurred on or prior to the Closing Date.

(h) Borrower shall have delivered a Notice of Borrowing signed by Borrower in accordance with the requirements hereof.

(i) Each of the representations and warranties contained in ARTICLE IV and each of the representations and warranties contained in paragraphs 1, 2 and 7 of the Representation Letter shall be true and correct in all material respects (unless, in each case, such representation or warranty is qualified as to materiality, in which case such representation or warranty shall be true and correct), and no other breach of any Representation Letter shall have occurred, on and as of the date of such Notice of Borrowing and as of the Closing Date as if made on each such date.

(j) There shall not have been any Law applicable to the transactions contemplated herein, or the financing thereof, promulgated, enacted, entered or enforced by any Governmental Authority, nor shall there be pending any action or proceeding by or before any Governmental Authority involving a substantial likelihood of an order, that would prohibit, restrict, delay or otherwise materially affect the execution, delivery and performance of any of the Facility Documents or the making of the Loans or the making of the “Loans” (as defined in the Other Loan Agreement).

(k) No event shall have occurred, or would result from such Loans or from the application of the proceeds therefrom or entry into and performance of the Transaction Documents, that would constitute a Default or an Event of Default.

(l) Administrative Agent shall have received such other assurances, certificates, consents, approvals, opinions and documents relating to this Agreement and the transactions contemplated hereby as it shall have reasonably requested (including control agreement(s) with financial or securities intermediaries).

(m) There shall have been no action, suit, investigation or proceeding pending or, to the knowledge of Borrower, threatened in any court or before any arbitrator or Governmental Authority against Borrower, General Partner or any Parent that could reasonably be expected to have a Material Adverse Effect (it being understood that the Pending Litigation shall not be deemed to cause the condition set forth in this clause (m) to fail to be satisfied).

(n) Borrower’s rights under Article II of the Stockholders Agreement shall have been assigned to Collateral Agent, pursuant to documentation in form and substance satisfactory to Collateral Agent.

(o) Each of the conditions set forth in Section 3.01 of the Other Loan Agreement to the obligation of the “Lenders” to make the “Loans” (each as defined in the Other Loan Agreement) on the Closing Date shall have been satisfied or waived.

The Notice of Borrowing shall be deemed to be a representation and warranty by Borrower that the conditions specified in Section 3.01 have been satisfied on and as of the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of Borrower. Borrower represents and warrants to Administrative Agent and the Lenders that:

(a) Each of General Partner and Borrower (i) is duly incorporated and/or formed, as the case may be, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing in each other jurisdiction in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure so to qualify and be in good standing could reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite company power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b) The execution, delivery and performance by Borrower, each Parent and General Partner of the Transaction Documents to which it is a party, the grant of the security interest contemplated hereby with respect to the Collateral and the consummation of the transactions contemplated by the Transaction Documents (including any exercise by Collateral Agent, Agent or any Lender of its rights and remedies with respect to the Collateral) are within its powers, have been duly authorized by all necessary action, and do not and will not (i) contravene its Organization Documents (if applicable), (ii) contravene any contractual restriction binding on it or require any consent under any agreement or instrument to which it or any of its Affiliates is a party or by which any of its properties or assets is bound, (iii) result in or require the creation or imposition of any Liens upon any of its property or assets other than Permitted Liens, (iv) violate any Law (including, but not limited to, the Securities Act and the Exchange Act and the regulations thereunder) or writ, judgment, injunction, determination or award in any material respect or (v) violate any trading policy of the Issuer applicable to it or any Affiliate of it, including, but not limited to, its window period policy.

(c) Except for any filings specifically provided for in the Pledge Agreement or required under the federal securities laws of the United States, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any Governmental Authority or any other third party (except such as have been obtained or made and are in full force and effect), is required to authorize, or is required in connection with, (i) the execution, delivery and performance by Borrower, General Partner or any Parent of any Transaction Document or (ii) the legality, validity, binding effect or enforceability of any Transaction Document.

(d) Each of General Partner and Borrower is in compliance with the requirements of (i) all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties and (ii) each contract or agreement to which it is a party, or to which any of its property (including the Shares) is subject, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(e) This Agreement and the other Facility Documents and the Purchase Agreement and related documents to which Borrower, any Parent or General Partner is party, or to which the Pledged Shares are subject, are and will be legal, valid and binding obligations of Borrower or such Parent or General Partner, as the case may be, enforceable against Borrower or such Parent or General Partner, as the case may be, in accordance with their respective terms in all respects, subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws of general applicability relating to or affecting creditors’ rights and general equity principles.

(f) No Default or Event of Default has occurred.

(g) Neither General Partner nor Borrower has incurred any Debt, other than Debt under the Facility Documents and Debt under the Other Facility Documents.

(h) No Change of Control or Regulatory Event has occurred or is reasonably expected to occur.

(i) There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower, General Partner or any Parent or against any of their properties or revenues that (i) are reasonably likely to have a Material Adverse Effect or (ii) (a) purport to affect the legality, validity or enforceability of this Agreement, the Pledge Agreement, any other Facility Document or the Purchase Agreement and related documents (other than, in the case of this clause (ii)(a), the Pending Litigation), or (b) that involve a substantial likelihood of prohibiting, restricting, delaying or otherwise materially affecting the performance of any of the Facility Documents or the Purchase Agreement and related documents or the making of the Loans or the making of the “Loans” (as defined in the Other Loan Agreement).

(j) Each of Borrower, General Partner and each Parent is not, and after giving effect to the transactions contemplated under the Transaction Documents will not be, required to register as an “investment company” as such term is defined in the Investment Company Act.

(k) Borrower is a “United States Person” or a foreign person controlled by or acting on behalf of or in conjunction with United States persons for purposes of Regulation X. The Facility Documents, including the Loans, do not contemplate any actions that would violate Regulation T, U, or X. Borrower has not taken any actions under the Facility Documents that could reasonably be expected to result in a violation of Regulation T, U, or X, and no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of Regulation T, Regulation U, or Regulation X, as applicable.

(l) Each of General Partner and Borrower owns all of its properties free and clear of Liens, other than, in the case of Borrower, Permitted Liens. Borrower has not made or consented to, and is not aware of, any registrations, filings or recordations in any jurisdiction evidencing a security interest in the Collateral including, but not limited to, the filing of a register of mortgages, charges and other encumbrances or filings of UCC-1 financing statements, other than with respect to Permitted Liens.

(m) All material Tax returns and reports of Borrower required to be filed have been timely filed (taking into account applicable extensions), and all Taxes shown on such Tax returns to be due and payable by Borrower have been paid when due and payable, except for any Tax that is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserves or other appropriate provisions, as shall be required in conformity with GAAP, shall have been made or provided therefor, and (b) in the case of a Tax or claim that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to subordinate the Lien securing such Tax or claim and Administrative Agent reasonably determines, based on advice of counsel, that the existence of such Lien will not adversely affect the exercise of remedies by Collateral Agent or any Lender in a manner contemplated under the Facility Documents. Borrower has not received a written proposed material Tax assessment, nor does Borrower have knowledge of any material Tax assessment, against Borrower that would, if made, have a Material Adverse Effect. Borrower is not party to any tax sharing agreement. Borrower will hold no assets or conduct any activities other than as authorized in its Organizational Documents.

(n) (i) The present fair value of each of General Partner’s and Borrower’s assets exceeds the total amount of its respective liabilities (including contingent liabilities), (ii) each of

General Partner and Borrower has capital and assets sufficient to carry on its businesses, (iii) neither General Partner nor Borrower is engaged, nor is it about to engage, in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction and (iv) neither General Partner nor Borrower intends to incur or believes that it will incur debts beyond its ability to pay as they become due. Neither General Partner nor Borrower will be rendered insolvent by the execution, delivery and performance of documents relating to this Agreement or by the consummation of the transactions contemplated under this Agreement or the other Transaction Documents.

(o) Each Share to be held in the Collateral Account will qualify as an Eligible Pledged Share.

(p) The Issuer currently is not, and, to the knowledge of Borrower, is not expected to become in any subsequent taxable year, a “United States real property holding corporation” as defined under Section 897 of the Code.

(q) The Loans are made with full recourse to Borrower and constitute direct, general, unconditional and unsubordinated Debt of Borrower. Each Loan contemplated hereunder is entered into by Borrower in good faith and at arm’s length and is a bona fide loan. Such Loan is not entered into with an expectation that Borrower would default in its obligations thereunder. The Lien created under the Collateral Documents (including the pledge of the Pledged Shares) is a bona fide pledge to secure Borrower’s obligations under the Facility Documents, which obligations provide for full recourse to Borrower. Such Collateral Documents are not entered into by Borrower with the intent of facilitating a disposition of the Shares subject to the Collateral Documents.

(r) All information and documents provided by or on behalf of Borrower or General Partner to any Agent or Lender in connection with the negotiation, execution and delivery of this Agreement and the other Facility Documents or the transactions contemplated hereby and thereby including, but not limited to, any financial statements of Borrower provided to Administrative Agent was or will be, on or as of the applicable date of provision thereof, complete and correct in all material respects and did not (or will not) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made. The Transaction Documents that have been delivered to Administrative Agent are complete and correct in all material respects and set forth the complete understanding of the parties thereto regarding the transactions contemplated thereby. Each of General Partner and Borrower has disclosed to Administrative Agent all agreements, instruments and corporate or other restrictions to which it, or its property (including the Shares), is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(s) As of the date hereof, Borrower is not in possession of, and is not entering into the Transaction Documents or the transactions contemplated thereby on the basis of, any material adverse Non-public Information in respect of the Issuer or the Shares, and no information provided by or on behalf of Borrower to Administrative Agent or Lender in connection with the Facility constitutes material Non-public Information with respect to the Issuer or the Shares for purposes of United States federal and state securities law.

(t) All licenses, permits, approvals, concessions or other authorizations necessary to the conduct of the business of Borrower or General Partner have been duly obtained and are in full force and effect, except where the failure to obtain and maintain any of the foregoing could not reasonably be expected to result in a Material Adverse Effect. There are no restrictions or requirements that limit Borrower’s, General Partner’s or any Parent’s ability to lawfully conduct its business or perform its obligations under this Agreement or any other Facility Document.

(u) Neither Borrower nor General Partner has any liability, including contingent or potential liability, with respect to any employee benefit plans that it or any entity with which it is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code maintains or sponsors or to which any of them contribute.

(v) All financial statements concerning Borrower that have been or will hereafter be furnished by Borrower to Administrative Agent pursuant to this Agreement have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein, to the extent Administrative Agent approves such disclosure) and do or will, in all material respects, present fairly the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

(w) Neither Borrower nor General Partner has any Subsidiaries other than, with respect to General Partner, Borrower.

(x) Neither Borrower nor General Partner is a Benefit Plan.

(y) Neither Borrower, nor, to the knowledge of Borrower, any partner, officer, employee, agent, affiliate or representative thereof (including General Partner and each Parent), is an individual or entity currently the subject to any Sanctions, nor is Borrower located, organized or resident in a Designated Jurisdiction.

(z) Borrower understands that upon the occurrence of an Event of Default and the exercise of remedies pursuant to the Pledge Agreement, (a) the Pledged Shares may be sold in “private placement” transactions without registration under the Securities Act, which may result in substantially discounted realization value with respect to the Pledged Shares compared with the then market price and (b) a bulk sale of the Pledged Shares may occur, which may result in a substantially discounted realization value with respect to the Pledged Shares compared to the then current market price. Borrower acknowledges and agrees that (x) any such private placement, bulk sale or any other method of sale or disposition of Collateral as set forth in the Pledge Agreement shall be a commercially reasonable disposition under the Uniform Commercial Code notwithstanding any loss to it from a lower sale price and (y) neither Collateral Agent nor the Lenders shall have any liability or responsibility for any such loss.

(aa) Borrower has complied with its reporting obligations with respect to the Shares and the Facility Documents under Sections 13 and 16 of the Exchange Act and applicable securities laws of any other jurisdiction, including any required filings with the SEC.

(bb) Borrower has not engaged in or entered into any derivative or any other hedging transaction with respect to the Shares.

(cc) Other than the Transaction Documents delivered to Administrative Agent on or before the Closing Date, neither Borrower nor General Partner is, nor has it been since its formation, a party to, and the Pledged Shares are not subject to, any contract or other agreement or arrangement, except for administrative agreements that comply with Section 5.02(r).

(dd) Borrower does not engage in any business or conduct any activity, nor has it since its formation engaged in any business or conducted any activity, other than the ownership of Shares and the performance of the transactions contemplated by the Transaction Documents (each of which has been delivered to Administrative Agent) in accordance with the terms thereof and performance of ministerial activities and payment of taxes and administrative fees necessary for compliance with the Transaction Documents. General Partner does not engage in any business or conduct any activity, nor has it since its formation engaged in any business or conducted any activity, other than as expressly permitted under its Organization Documents.

(ee) No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by the Transaction Documents, except as payable to Allen & Company, the Agents, the Lenders and their respective Affiliates.

(ff) Borrower, General Partner and each Parent is in compliance with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(gg) Each of Borrower and General Partner is in compliance with the Required SPV Provisions.

(hh) Borrower has not been subject to any proceeding, claim, notice or complaint relating to Environmental, Health or Safety Liability. There is no past or present fact, status, condition, activity, occurrence, action or failure to act, including the presence or release of any Hazardous Materials (whether or not on the property of Borrower), that forms or reasonably could form the basis for the imposition of any Environmental, Health or Safety Liability on Borrower.

(ii) As of the Closing Date, the Borrower will not be a party to any Restricted Transactions.

ARTICLE V

COVENANTS OF BORROWER

Section 5.01 Affirmative Covenants. On and after the Closing Date and so long as any Lender has a commitment to make any Loans or any Obligations have not been indefeasibly paid in full:

(a) Existence. Each of General Partner and Borrower shall preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its incorporation and/or formation, and take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Reporting Requirements. Borrower shall furnish to Administrative Agent or cause to be furnished to Administrative Agent:

(i) as soon as available, but in any event within 30 days after the end of the fiscal year of Borrower, in form and detail reasonably satisfactory to Administrative Agent, an unaudited trial balance of Borrower, as at the end of such fiscal year, and the related unaudited balance sheet and statement of income for such fiscal year, all in reasonable detail and certified by General Partner as fairly presenting in all material respects the financial condition and results of operations of Borrower, prepared in accordance with GAAP (and including a confirmation of the Available Cash Amount for Borrower and General Partner);

(ii) as soon as available and in any event within 15 days after the end of each fiscal quarter of Borrower, in form and detail satisfactory to Administrative Agent, (i) the most recent account statements of Borrower with respect to each asset then owned by Borrower, (ii) a list of all Debt, liabilities and/or commitments of Borrower, and the Available Cash Amount for Borrower and General Partner, and (iii) a description of the material terms of each item on such list (including the amount of any liability thereunder, whether contingent, direct or otherwise, the due date for each such liability, the total unfunded commitment, if any, and the rate of interest, if any, applicable thereto);

(iii) as soon as possible and in any event within two (2) Business Days after Borrower obtains actual knowledge of the occurrence of (A) any Event of Default or Default, (B) each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of Borrower, (C) any actual or threatened litigation or other event that, if adversely determined to Borrower, could reasonably be likely to result in a Material Adverse Effect, or (D) any Lien (other than Permitted Liens set forth in clause (i) of the definition thereof) or claim made or asserted against any Collateral, a statement of General Partner setting forth the details thereof and the action that Borrower has taken and proposes to take with respect thereto; and

(iv) promptly after request therefor, such other business and financial information respecting the condition or operations, financial or otherwise, of Borrower or General Partner as Administrative Agent may from time to time reasonably request.

(c) Use of Proceeds. Borrower shall use the proceeds of the Loans solely (i) for the purpose of acquiring the Pledged Shares and the “Pledged Shares” (as defined in the Other Loan Agreement) pursuant to the Purchase Agreement and (ii) to pay fees and expenses in connection with transactions contemplated by the Transaction Documents.

(d) Payment of Obligations. Each of Borrower and General Partner shall pay and discharge as the same shall become due and payable, all its obligations and liabilities, including all lawful claims that, if unpaid, would become a Lien on its property.

(e) Taxes. Borrower shall pay all material Taxes imposed upon it and any material Taxes payable by it imposed on any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserves or other appropriate provisions, as shall be required in conformity with GAAP, shall have been made or provided therefor, and (b) in the case of a Tax or claim that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to subordinate the Lien securing such Tax or claim and Administrative Agent reasonably determines, based on advice of counsel, that the existence of such Lien will not adversely affect the exercise of remedies by Collateral Agent or any Lender in a manner contemplated under the Facility Documents. Borrower is a foreign partnership for U.S. federal income tax purposes, shall remain so at all times during the term of the loan and shall not consolidate or combine with or otherwise agree to pay or become liable for the taxes of any other person.

(f) Collateral Requirement. Borrower shall comply with the Collateral Requirement in all respects, and shall promptly notify Administrative Agent as soon as it has knowledge or reasonable belief that the value of any Collateral has been or may be materially impaired.

(g) Keeping of Books. Borrower shall keep proper books of record and account as are necessary to prepare financial statements in accordance with GAAP.

(h) Reporting Obligations. Borrower shall comply with its reporting obligations with respect to the Shares and the Facility Documents under Sections 13 and 16 of the Exchange Act and applicable securities laws of any other jurisdiction, including any required filings with the SEC. Borrower agrees to make any such filing (or relevant portion thereof) in connection with the Facility Documents and the transactions contemplated thereunder in the form previously provided to Administrative Agent with an opportunity to comment thereon.

(i) Compliance with Laws. Each of General Partner and Borrower shall comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect.

(j) Special Purpose Entity. Each of Borrower and General Partner shall:

(i) maintain its own separate books and records and bank accounts;

(ii) at all times conduct its business solely in its own name in a manner not misleading to other Persons as to its identity (including through the use of separate stationary, signage and business cards);

(iii) file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(iv) hold all of its assets in its own name and not commingle its assets with assets of any other Persons;

(v) strictly comply with all organizational formalities to maintain its separate existence;

(vi) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, and not have its assets listed on any financial statement of any other Person; provided that its assets may be included in consolidated financial statements of one of its Affiliates, and provided further that for financial statements covering fiscal quarters ending on and after the first fiscal quarter ending after the Closing Date (1) appropriate disclosure within the consolidated financial statements or footnotes thereto shall be made to indicate its separateness from such Affiliate and to indicate that its assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (2) such assets shall also be listed on its own separate balance sheet;

(vii) pay its own liabilities only out of its own funds;

(viii) maintain an arm’s-length relationship with its Affiliates and enter into transactions with Affiliates only on a commercially reasonable basis and on terms similar to those of an arm’s-length transaction (it being understood that it may enter into any contract or any other Affiliate transaction expressly permitted under this Agreement);

(ix) correct any known misunderstanding regarding its separate identity and not identify itself as a division of any other Person;

(x) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided that the foregoing shall not require any parent thereof to make any additional capital contributions to it;

(xi) cause its partners, officers, agents and other representatives (including any director and/or officer on behalf of General Partner) to act at all times with respect to it consistently and in furtherance of the foregoing and in its best interests;

(xii) maintain its funds and assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xiii) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for services performed by an employee of an Affiliate; and

(xiv) not amend, alter or change the terms of its exempted limited partnership agreement or LLC agreement, as the case may be, in any material respect unless Administrative Agent consents thereto (the foregoing provisions in this clause (j), the “Required SPV Provisions”).

(k) Further Assurances. Borrower and General Partner each agrees that upon the request of an Agent, it shall execute and/or deliver any additional agreements, documents and instruments, and take such further actions, as may be reasonably requested by such Agent from time to time, including opinions of counsel with respect to the continuing authority of Borrower and General Partner each to perform its obligations under this Agreement (which counsel shall be satisfactory to such Agent in its sole discretion) and such agreements, documents or instruments as may be necessary to grant Collateral Agent a security interest in any property acquired by

Borrower after the Closing Date that is required under the Facility Documents to be subject of the Lien of this Agreement and the other Facility Documents, which agreements, documents or instruments shall be satisfactory to such Agent in its sole discretion.

(l) Investment Company. Neither Borrower nor General Partner shall be required to register as an “investment company” under the Investment Company Act.

(m) Certification of Public Information. Borrower shall not provide any Lender or Agent with any Non-public Information with respect to the Issuer, any of the Issuer’s Subsidiaries or any of their securities. Concurrently with the delivery of any document, notice or other communication regarding the transaction by or on behalf of Borrower in connection with the Facility Documents (each, a “Communication”), Borrower shall be deemed to have represented that such document, notice or other communication does not contain any such Non-public Information. If any Communication is required to be delivered pursuant to this Section 5.01 or otherwise and is being distributed through Debt Domain, IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform, such Communication shall not contain any such Non-public Information. Any communication in written form shall contain the following sentence at the beginning of such Communication.

[Sender] hereby represents, warrants and agrees that the following Communication contains no Non-public Information with respect to the Issuer, any of the Issuer’s Subsidiaries or any of their securities (each, as defined in the Loan Agreement dated October 11, 2013, among Borrower, JPMorgan Chase Bank, N.A., London Branch, as administrative agent thereunder, and each lender from time to time party thereto, to which this Communication relates).

(n) Pro Rata Payments. At any time that Borrower, with respect to either Margin Loan Facility, (i) makes any voluntary prepayment, (ii) makes any payment of interest in kind, (iii) sells any Shares constituting Collateral or Other Facility Collateral or (iv) withdraws any Collateral consisting of Cash, Borrower shall take the same action with respect to the other Margin Loan Facility pro rata according to the then outstanding “Total Accrued Loan Amount” under, and as defined in, each Margin Loan Facility.

Section 5.02 Negative Covenants. So long as any Lender shall have any Commitment hereunder, or any Obligations have not been indefeasibly paid in full:

(a) Additional Debt. Neither Borrower nor General Partner shall, directly or indirectly, create, incur, assume or suffer to exist any Debt, other than Debt created under this Agreement and Debt created under the Other Loan Agreement.

(b) Liens. Neither Borrower nor General Partner shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets (including any Shares), whether now owned or hereafter acquired, except, in the case of Borrower, (i) Liens created under the Facility Documents, and (ii) solely with respect to Other Facility Collateral, Liens created under the Other Facility Documents (such Liens, in the case of clauses (i) and (ii), “Permitted Liens”).

(c) Negative Pledge; Restricted Transactions. Borrower shall not (i) sell (except as specifically contemplated by Section 2.09(b) hereof or Section 2.09(b) of the Other Loan Agreement), transfer, pledge or encumber, or suffer to exist a Lien (other than Permitted Liens) on any Shares, or (ii) enter into any Restricted Transactions.

(d) Mergers, Etc. Without the prior consent of Administrative Agent, neither Borrower nor General Partner shall, directly or indirectly, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of its property and assets (whether now owned or hereafter acquired) to any Person.

(e) No New Business. Neither Borrower nor General Partner shall, directly or indirectly, engage in any business other than as expressly permitted under its Organization Documents.

(f) No Amendment of Organization Documents, Etc. Neither Borrower nor General Partner shall, directly or indirectly, consent to any material amendment, supplement or other modification of any of the terms or provisions of its Organization Documents that is adverse to the Lender Parties, in each case without the consent of the Required Lenders.

(g) Distributions, Etc. Neither Borrower nor General Partner shall, directly or indirectly, declare or make any dividend payment or other distribution of assets, property, cash, rights, obligations or securities on account of any Equity Interests in it, or purchase, redeem, retire or otherwise acquire for value any Equity Interests in it, now or hereafter outstanding from any of its assets, property, cash, rights, obligations or securities.

(h) Loans and Investments. Neither Borrower nor General Partner shall, directly or indirectly, lend money or extend credit or make advances to any Person, or purchase or acquire any stock (other than pursuant to the Purchase Agreement), obligations or securities of, or any other interest in, or make any capital contribution to, any other Person.

(i) Transactions with Affiliates. Neither Borrower nor General Partner shall, directly or indirectly, enter into any transaction with or make any payment or transfer to any of its Affiliates, except in the ordinary course of business and upon fair and reasonable terms no less favorable to such Person than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of it and as permitted by its Organization Documents.

(j) Formation of Subsidiaries. Neither Borrower nor General Partner shall, directly or indirectly, form, create, organize, incorporate or acquire any Subsidiaries other than, in the case of General Partner, Borrower.

(k) Status as a Benefit Plan. Neither Borrower nor General Partner shall, directly or indirectly, be or become a Benefit Plan.

(l) Compliance with Margin Regulations. Borrower shall not, directly or indirectly, take any action that would result in a violation by it of Regulation T, U, or X.

(m) No Short Sales. Neither Borrower nor General Partner shall directly or indirectly engage in any short sales (including through hedging or derivatives transactions) or enter into any Swap Contract with respect to any Share without the prior written consent of Administrative Agent.

(n) Sanctions. The proceeds of any Loan shall not be used, directly or indirectly, and Borrower shall not lend, contribute or otherwise make available such proceeds to any Affiliate, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction that at the time of such funding, is the subject of any Sanctions; or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as a Lender or Agent or otherwise) of any Sanctions.

(o) Status of Shares. Borrower shall not transfer any Share to the Collateral Account unless such Share: (i) qualifies as an Eligible Pledged Share and (ii) is transferred to the Collateral Account on or prior to the Closing Date.

(p) Limitation on Activities. From and after the Closing Date, neither Borrower nor General Partner shall, directly or indirectly, (i) engage in any business or conduct any activity other than (A) in the case of Borrower, (w) its ownership of the Pledged Shares and other Collateral (and any dividends or distributions thereon) and the ownership of “Pledged Shares” and other “Collateral” (each as defined under the Other Loan Agreement) (and any dividends or distributions thereon), (x) the performance of the transactions contemplated by the Transaction Documents (which have been delivered to Administrative Agent), in each case, in accordance with the terms thereof, (y) the performance of ministerial activities and payment of taxes and administrative fees necessary for compliance with this Agreement and the Other Loan Agreement and (z) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, and (B) in the case of General Partner, as expressly permitted under its Organization Documents, (ii) except as expressly contemplated by clause (r) below, enter into any contractual obligation or any transaction or agreement between itself and any Person or (iii) change its capital structure.

(q) Bankruptcy Action. General Partner agrees not to take any Bankruptcy Action with respect to Borrower without each Lender’s consent.

(r) Agreements. Neither Borrower nor General Partner shall enter into any contract, guaranty, indemnity or other agreement of any kind, other than (i) the Transaction Documents, (ii) routine administrative agreements entered into in the ordinary course of its business, (iii) in the case of Borrower, insurance contracts purchased under Section 6.7(f) of the Amended and Restated Agreement of Limited Partnership of Borrower and (iv) in the case of Borrower, indemnification agreements entered into pursuant to Section 6.7(b) of the Amended and Restated Agreement of Limited Partnership of Borrower; provided that in the case of clauses (ii), (iii), and (iv) at the time of its entry therein, the Value of cash and cash equivalents then held by it that, in the case of Borrower, do not constitute Collateral or Other Facility Collateral shall equal or exceed the aggregate amount of obligations of Borrower or General Partner, as the case may be, with respect to all such agreements and contracts and any other estimated operating expenses of Borrower or General Partner, as the case may be, that are due and payable, or that will become due on or before the Scheduled Maturity Date (any such excess, the “Available Cash Amount”).

(s) Most Favored Nations. Borrower shall not enter into any amendment, modification or supplement to any Other Facility Document unless Borrower shall have (i) delivered written notice of such amendment or supplement, and a final draft of all relevant documentation, to Administrative Agent at least five Business Days prior to entry therein and (ii) offered to execute a substantially identical amendment or supplement to the analogous Facility Document and, if applicable, to pay the same consent fee (as a percentage of “Total Accrued Loan Amount” under, and as defined in, the Facility Documents and the Other Facility Documents) therefor. In addition, Borrower shall not enter into any amendment, modification or supplement to any Other Facility Document that would increase the amount of Debt thereunder or otherwise be adverse to the Lenders, without consent of Administrative Agent.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) Borrower shall fail to pay when due (i) any of the outstanding principal of, or accrued interest on, any Loan, (ii) the amounts required to be prepaid or repaid pursuant to Section 2.08, if any, or (iii) other amounts or fees owing pursuant to any of the Facility Documents, and, in the case of any amount other than principal, if (A) the failure to pay such amount was solely the result of an operational error, (B) Borrower had funds sufficient to enable it to pay such amount when due and (C) Borrower has provided to Administrative Agent written evidence satisfactory to it of the matters set forth in clauses (A) and (B) above, such failure continues for more than two (2) Business Days; or

(b) Borrower shall fail to provide Administrative Agent with the reports required to be delivered under Section 5.01(b) on the date required for such delivery, and such failure shall not be cured within five (5) Business Days; provided that no such cure period shall apply to the extent that (i) three (3) delivery failures have already occurred during the then current calendar quarter or (ii) one (1) delivery failure with respect to the specific report in question has already occurred during the then current calendar quarter; or

(c) Borrower or General Partner shall fail to perform or observe when due any term, covenant, or agreement contained in Section 2.09, Section 5.01(a), Section 5.01(j), Section 5.01(n), Section 5.02 or Section 6.02 hereof or Section 6 of the Pledge Agreement; or

(d) Borrower or General Partner shall fail to perform or observe when due any term, covenant, or agreement contained in this Agreement or any other Facility Document to which it is a party (not specified in clause (a), (b) or (c) above or any other clause of this Section 6.01) and such default shall not have been remedied or waived within ten (10) days after the earlier of (i) an officer of Borrower becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent of such default; or

(e) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or General Partner herein, in any other Facility Document, or in any document delivered in connection herewith or therewith, or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Parent in any Representation Letter, shall be incorrect or misleading in any material respect (unless, in each case, such representation or warranty is qualified as to materiality, in which case such representation or warranty shall be incorrect or misleading) when made or deemed made; or

(f) (i) any provision of any Facility Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, shall cease to be in full force and effect (for any reason other than the failure of the Collateral Agent to take action within its control); (ii) Borrower, General Partner or any Parent shall contest the validity or enforceability of any provision of any Facility Document in writing; or (iii) Borrower or General Partner shall deny in writing that it has any further liability under any Facility Document or under any other agreement or instrument between Borrower, General Partner or any Parent, on the one hand, and any Lender or Agent (or any Affiliate thereof), on the other hand, or shall purport to revoke, terminate or rescind any provision of any Facility Document; or

(g) (i) Borrower or General Partner (A) shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (other than Debt hereunder or under the Other Loan Agreement and Debt under Swap Contracts), or (B) shall fail to observe or perform any other agreement or condition relating to any such Debt referred to in clause (A) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there shall occur under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or General Partner, as applicable, is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower or General Partner, as applicable, is an Affected Party (as so defined); or

(h) (i) Borrower or General Partner shall become unable or admit in writing its inability or fail generally to pay its debts as they become due; (ii) any writ or warrant of attachment or similar process shall be issued or levied against all or any material part of the property of Borrower or General Partner and shall not be released, vacated or fully bonded within thirty (30) calendar days after its issue or levy; (iii) Borrower or General Partner shall institute or consent to the institution of any proceeding under any Debtor Relief Law, or make an assignment for the benefit of creditors, or apply for or consent to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (iv) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer shall be appointed without the application or consent of Borrower or General Partner and the appointment shall continue undischarged or unstayed for thirty (30) calendar days; (v) any proceeding under any Debtor Relief Law relating to Borrower or General Partner or to all or any material part of its property shall be instituted without the consent of Borrower or General Partner, as the case may be, and shall continue undismissed or unstayed for thirty (30) calendar days, or an order for relief is entered in any such proceeding; or (vi) Borrower or General Partner shall take any action to authorize any of the actions set forth above in this Section 6.01(h); or

(i) there shall be entered against Borrower or General Partner (i) one or more final judgments or orders for the payment of money (whether or not in connection with the Pending Litigation) involving in the aggregate at any time an amount in excess of the Available Cash Amount with respect to Borrower or General Partner, as the case may be, and (A) enforcement proceedings shall be commenced by any creditor upon such judgment or order, or (B) there shall be a period of twenty (20) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; (ii) one or more judgments or orders for the payment of money in connection with the Pending Litigation involving in the aggregate at any time an amount in excess of the Available Cash Amount with respect to Borrower or General Partner, as the case may be, and (A) at any time, such judgment or order is final and not subject to further appeal, (B) Borrower or General Partner, as the case may be, has not (x) fully bonded such judgment or order and (y) filed an appeal thereof, in each case within five (5) Business Days of the entry of such judgment or order, or (C) at any time following the tenth Business Day after the entry of such judgment or order, a stay of enforcement thereof is not in effect or (iii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(j) a Regulatory Event shall occur; or

(k) the Collateral Requirement shall cease to be satisfied or Collateral Agent shall, other than as a result of any failure by Collateral Agent to take any action within its control, cease to have a First Priority perfected Lien in the Collateral; or

(l) Borrower or any of its Affiliates or Issuer or any of its Affiliates or any Parent or General Partner shall enter into any Debt Purchase Transaction; or

(m) the Issuer shall breach, terminate, repudiate or purport to terminate the Issuer Acknowledgment, or any Parent shall breach, terminates repudiate or purport to terminate the Representation Letter to which it is a party; or

(n) General Partner shall cease to be the sole general partner of Borrower; or

(o) any “Event of Default” (as defined in the Other Loan Agreement) shall occur,

then, and in any such event, Administrative Agent shall at the request of, or may with the consent of, the Required Lenders declare the Loans, all accrued interest thereon, all fees and all other accrued amounts payable under this Agreement and the other Facility Documents to be forthwith due and payable, whereupon the Loans, all such interest and fees and all such other amounts hereunder and under the Facility Documents shall become and be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower; provided that upon the occurrence of any event in Section 6.01(h), the Loans, all accrued interest and all accrued other amounts payable, including fees, under this Agreement and under the other Facility Documents shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower. In addition to the foregoing, upon the occurrence of an Event of Default, Administrative Agent or Collateral Agent may, at its option, instruct the Custodian to transfer the whole or any part of the Collateral into the name of Administrative Agent or Collateral Agent or the name of its nominee, notify the obligors on any Collateral to make payment to Administrative Agent or Collateral Agent or its nominee of any amounts due thereon, take control or grant its nominee the right to take control of any proceeds of the Collateral, liquidate any or all of the Collateral, withdraw and/or sell any or all of the Collateral and apply any such Collateral as well as the proceeds of any such Collateral to all unpaid Obligations in such order as the applicable Agent determines in its sole discretion, and exercise any other rights and remedies under any Facility Document, at law or in equity. If Administrative Agent or Collateral Agent exercises its rights under the immediately preceding sentence, it shall promptly so notify Borrower.

Section 6.02 Certain Provisions Related to Pledged Shares. At all times prior to the disposition of any Pledged Shares by a Lender Party pursuant to Section 6.01 herein, Borrower shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Shares for all purposes not inconsistent with the terms of this Agreement, any other Facility Document or any other instrument or agreement referred to herein; provided that Borrower agrees that Borrower will not act in any manner that is inconsistent with the terms of this Agreement, any other Facility Document or any such other instrument or agreement, or take any other action in respect of the Pledged Shares that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the value of the

Pledged Shares or a Lender Party’s interest therein or limit or delay its ability to sell or otherwise realize against the Pledged Shares. For the avoidance of doubt, no Lender Party shall have any voting rights with respect to the Pledged Shares, except to the extent that such Lender Party buys any Pledged Shares in a sale or other disposition made pursuant to Section 6.01.

Section 6.03 Application of Funds. After the exercise of remedies provided for herein or in any other Facility Document (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agents and amounts payable under Sections 2.10, 2.11 and 2.13) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees and time charges for attorneys who may be employees of any Lender) arising under the Facility Documents and amounts payable under Sections 2.10, 2.11 and 2.13, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Facility Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting principal in respect of any interest paid in kind ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans (other than principal in respect of any interest paid in kind) ratably among the Lenders in proportion to the respective amounts described in this clause Fifth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE VII

AGENTS

Section 7.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints JPMorgan Chase Bank, N.A., London Branch to act on its behalf as Administrative Agent hereunder and under the other Facility Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints JPMorgan Chase Bank, N.A., London Branch to act on its behalf as Collateral Agent hereunder and under the other Facility Documents and authorizes Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints JPMorgan Chase Bank, N.A., London Branch to act on its behalf as Calculation Agent hereunder and under the other Facility Documents and authorizes Calculation Agent to take such actions on its behalf and to exercise such powers as are delegated to Calculation Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. In performing its functions and duties hereunder, the Agents shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower. For the avoidance of doubt, Collateral Agent and Calculation Agent shall comply with any instructions from Administrative Agent. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Facility Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 7.02 Rights as a Lender. If the Person serving as an Agent hereunder also acts as a Lender hereunder, it shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Each Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 7.03 Exculpatory Provisions.

(a) The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Facility Documents and their duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, each Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Facility Documents that such Agent is required to exercise, provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Facility Document or applicable Law; or

(iii) shall not, except as expressly set forth herein and in the other Facility Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to such Agent by Borrower or a Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Facility Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms, conditions, or provisions set forth herein or in any of the other Facility Documents, or as to use of the proceeds of the Loans, or as to the existence or possible existence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Facility Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in ARTICLE III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Section 7.04 Reliance by the Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, which by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agents may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Facility Document by or through any one or more agents, sub-agents, affiliates or employees appointed by such Agent. Each Agent and any such agents, sub-agent, affiliates or employees may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such agents, sub-agents, affiliates or employees and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as an Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non- appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 7.06 Resignation of Agent. Any Agent shall have the right to resign at any time by giving prior written notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower, to appoint a successor to such Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by Required Lenders or an appointed successor does not accept such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent to replace it meeting the qualifications set forth above, provided that if the retiring Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents (except that if any Collateral is then held by such Agent on behalf of the Lenders under any of the Facility Documents, such Agent shall continue to hold such Collateral until such time as a successor Agent to it is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the retiring Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as the applicable Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Facility Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After a retiring Agent’s resignation hereunder and under the other Facility Documents, the provisions of this ARTICLE VII and Section 8.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Section 7.07 Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, performed its own analysis and made its own decision (credit, legal and otherwise) to enter into this Agreement, any other Facility Document or any related agreement or any document furnished hereunder or thereunder. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to perform its own analysis and make its own decisions (credit, legal and otherwise) in taking or not taking action under or based upon this Agreement, any other Facility Document or any related agreement or any document furnished hereunder or thereunder.

Section 7.08 No Other Duties. Anything herein to the contrary notwithstanding, no Agent hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Facility Documents, except in its capacity, as applicable, as such Agent hereunder or thereunder.

Section 7.09 Collateral and Guaranty Matters. Each Lender hereby further authorizes Administrative Agent and Collateral Agent to enter into the Facility Documents as (in the case of Collateral Agent) secured party on behalf of and for the benefit of the Lenders and agrees to be bound by the terms of the Facility Documents. Without limiting the provisions of Section 7.10, the Lenders irrevocably authorize Administrative Agent and Collateral Agent to take all such actions as shall be required to release any Lien on any property granted to or held by Administrative Agent or Collateral Agent under any Facility Document (i) upon termination of the aggregate Commitments and payment in full of all Obligations (other than unmatured contingent indemnification obligations), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Facility Document, (iii) that is expressly permitted to be released pursuant to, and subject to the conditions set forth in, Section 2.09(b) and/or Section 2.09(c), as applicable, or (iv) subject to Section 8.01, if approved, authorized or ratified in writing by the Required Lenders. Neither Administrative Agent nor Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Collateral Agent’s Lien thereon, or any certificate prepared by Borrower in connection therewith, nor shall Administrative Agent or Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 7.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Borrower, Administrative Agent (irrespective of whether the principal of any Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid to the Agents or the Lenders under the Facility Documents and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under the Facility Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due Administrative Agent under the Facility Documents.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations owed by Borrower hereunder or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Facility Document, and no consent to any departure by Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and Borrower, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 3.01 without the written consent of each Lender as of the Closing Date;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 6.01) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Facility Document for any payment (excluding mandatory prepayment) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Facility Document without the written consent of each Lender adversely and directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Facility Document without the written consent of each Lender adversely and directly affected thereby; provided that only the consent of Required Lenders shall be necessary to adjust the default rate as set forth in Section 2.04(b) or to waive any obligation of Borrower to pay interest at such rate;

(e) change Section 2.17 or Section 6.03 in a manner that would alter the pro rata sharing required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of the Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g) release a substantial portion of the Collateral without the written consent of each Lender, except to the extent the release of the Collateral is permitted pursuant to Section 7.09 (in which case such release may be made by Administrative Agent acting alone);

and provided further that no amendment, waiver or consent shall, unless in writing and signed by the applicable Agent in addition to the Lenders required above, affect the rights or duties of such Agent under this Agreement or any other Facility Document.

Notwithstanding anything to the contrary herein, upon the announcement by any Person of any transaction or event or series of transactions or events that, if consummated, would constitute a Potential Adjustment Event, or upon the occurrence of a Potential Adjustment Event, Calculation Agent may (a) make corresponding adjustments to one or more of the material terms of this Agreement as Calculation Agent determines necessary to preserve for the Lenders the fair value of the transactions hereunder and (b) determine the effective time(s) of the adjustment(s) (the “Adjustment Event Effective Time”) (taking into account, among other factors, volatility, liquidity and free float of the Shares, the credit profile of Issuer and Transfer Restrictions, in each case, relative to the Pledged Shares prior to giving effect to the relevant event). Any such adjustments pursuant to this paragraph shall be binding on all parties to the Facility Documents and all such parties shall enter into such documentation required or reasonably requested by Administrative Agent to reflect such adjustments. Borrower shall promptly notify Calculation Agent upon becoming aware of the occurrence of any Potential Adjustment Event or Corporate Event, and Calculation Agent shall promptly notify Borrower of any adjustment made pursuant to this paragraph. Upon receipt of written request from the Borrower following any adjustment pursuant to this paragraph or any determination of an Interest Rate Hedge Unwind Amount, the Calculation Agent shall reasonably promptly provide Borrower with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal sources used in making such calculations, but without disclosing the Calculation Agent’s proprietary models or confidential information).

Section 8.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Borrower, to

ASAC II LP

c/o Northern Trust Private Equity Fund Administration

Dept 2008

801 S. Canal

Chicago, IL 60607

Attention: Matthew Smith, Vice President

Phone: (312) 557-5687

Fax: (312) 267-3748

E-mail: USPEFA_ASAC@ntrs.com

with a copy to

ASAC II LLC

c/o Chadwick and Company

225 Highway 35, Suite 102C

Red Bank, NJ 07701

Attention: Robert V. Chadwick

Phone: (732) 345-8300

Fax: (732) 345-8332

E-mail: bob@chadwickcpa.com

(ii) if to Administrative Agent or any other Agent, to

JPMorgan Chase Bank, N.A., London Branch

Corporate EDG Trading

383 Madison Avenue

New York, New York 10179

Attn: Pierandrea Minafra, Graham Orton

Telephone No.: +1 (212) 622-7064

Facsimile No. : +1 (917) 464-6770

Email: edg_corporates_na@jpmorgan.com

with a copy to:

JPMorgan Chase Bank, N.A., London Branch

Corporate Equity Derivatives

383 Madison Avenue

New York, New York 10179

Attn: Jason Shrednick

Telephone No.: +1 (212) 622-6392

Facsimile No.: +1 (917) 464-6770

Email: Jason.shrednick@jpmorgan.com; and

(iii) if to a Lender, to it at its address (or telecopier number) set forth in Schedule I hereto or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2.02 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of Borrower and each Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower and Administrative Agent. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify each Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

Section 8.03 No Waiver; Remedies; Securities Contracts.

(a) No failure on the part of any Lender or Agent to exercise, and no delay in exercising, any right hereunder or under any other Facility Document shall operate as a waiver thereof nor shall the single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Facility Documents are cumulative and not exclusive of any remedies provided by Law. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent or any Lender to any other or further action in any circumstances without notice or demand.

(b) Notwithstanding anything to the contrary contained herein or in any other Facility Document, the authority to enforce rights and remedies hereunder and under the other Facility Documents against Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 6.01 for the benefit of all Lenders; provided that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Facility Documents, (b) any Lender from exercising setoff rights in accordance with Section 8.13 (subject to the terms of Section 2.17), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to Borrower under any Debtor Relief Law.

(c) Borrower and each Lender acknowledge that each of this Agreement and the other Facility Documents is intended to be a “securities contract” within the meaning of the Bankruptcy Code of the United States and that each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or thereunder or contemplated hereby or thereby or made, required to be made or contemplated in connection herewith or therewith is intended to be a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Sections 362(b)(6), (7) and/or (27) and Sections 546(e), (f) and/or (j) of the Bankruptcy Code of the United States. The parties further acknowledge that each of this Agreement and the other Facility Documents is intended to be a “master netting agreement” within the meaning of the Bankruptcy Code of the United States.

Section 8.04 Costs and Expenses; Indemnification; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay or reimburse (i) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent, any other Agent, and their Affiliates, and any Lender (including the reasonable and documented fees, charges and disbursements of counsel for any Agent or Lender), in connection with the syndication of the credit facilities provided for herein (including, without limitation, pursuant to credit default swap or other derivative transactions or participations), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Facility Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent, any other Agent, or any Lender (including the reasonable and documented fees, charges and disbursements of any counsel for any Agent and any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Facility Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and (iii) any losses (including market losses), costs or expenses incurred in connection with the acquisition, establishment, re-establishment, substitution, maintenance, unwinding or disposition of, or realization or recovery of the proceeds of, any transaction(s), position(s) or asset(s) (or any part thereof) that Administrative Agent, any other Agent, any Lender or any of their Affiliates deems necessary (in its sole discretion) to hedge the market risk of the Collateral entered into or acquired after the occurrence, and during the continuance, of an Event of Default.

(b) Indemnification by Borrower. Borrower shall indemnify each Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee (which, in the case of counsel, shall be limited to the reasonable and documented fees, disbursements and other charges of (i) one primary counsel and one additional local counsel in each applicable jurisdiction for the Administrative Agent, (ii) one additional primary counsel, and one additional counsel in each applicable jurisdiction, for all other Indemnitees (taken as a whole) and (iii) solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnitees (taken as a whole)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any Related Party of Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Facility Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of each Agent (and any sub-agent thereof) and its respective Related Parties only, the administration of this Agreement and the other Facility Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any joint or other instructions requested or required by Borrower and given to Custodian under the Control Agreement, or (iv) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Related Party of Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by Borrower or any Related Party of Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Facility Document, if Borrower or such Related Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arise solely from a claim brought by one Indemnitee against another Indemnitee, except for any claims against any Agent in its capacity as such, that does not involve any act or omission of Borrower or any of its Affiliates.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity. The obligations of Lenders under this clause (c) are subject to the provisions of Section 2.16(c).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower shall not assert, and Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Facility Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Facility Documents or the transactions contemplated hereby or thereby, other than for direct or actual damage resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor, except that amounts described in clause (a)(i) of this Section that are incurred or accrued on or prior to the Closing Date shall be payable on the Closing Date.

(f) Survival. The agreements in this Section shall survive the resignation of the Agents, the replacement of any Lender, the termination of the Facility and the repayment, satisfaction or discharge of all the other Obligations.

Section 8.05 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 8.06 Assignments and Participations.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. For the avoidance of doubt, nothing in this Agreement shall be construed to prevent any Lender from hedging its exposure to the Facility or the Collateral.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(1) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(2) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2) in any case not described in clause (b)(i)(1) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(2) of this Section and, in addition:

(1) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to an Eligible Assignee; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof; and

(2) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that

(x) Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (y) for the avoidance of doubt, Borrower shall not be obligated to pay all or any portion of such processing fee.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to Borrower or any of Borrower’s Affiliates or to the Issuer or any of the Issuer’s Affiliates or Subsidiaries, (B) to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(vi) Purchaser Representations. Any such assignee shall make the Purchaser Representations to each of Collateral Agent, Administrative Agent and each other Lender hereunder.

Subject to acceptance and recording thereof by Administrative Agent pursuant to clause (b) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 2.13, and 8.04.

(c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural Person, Borrower or any of Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.01 that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section (it being understood that the documentation required under Section 2.11(e) shall be delivered to Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under clause (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.10 or 2.11, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent (x) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or (y) the sale of the participation to such Participant is made with Borrower’s prior written consent. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.13 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Facility Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Facility Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Any such participant shall make the Purchaser Representations to each of Collateral Agent, Administrative Agent and each other Lender hereunder.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 8.07 Governing Law; Submission to Jurisdiction.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to its conflict of laws provisions other than Section 5-1401 of the New York General Obligations Law.

(b) Submission to Jurisdiction. Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court of the Southern District of the State of New York, and all appropriate appellate courts or, if jurisdiction in such court is lacking, any New York State court of competent jurisdiction sitting in New York (and all appropriate appellate courts), in any action or proceeding arising out of or relating to this Agreement or any other Facility Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Facility Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Facility Document against Borrower or the properties of such party in the courts of any jurisdiction.

(c) Waiver of Venue. Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Facility Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02(a). Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.07(e).

Section 8.08 Severability. In case any provision in this Agreement or any other Facility Document shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement or such other Facility Document, as the case may be, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.09 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This

Agreement and the other Facility Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in ARTICLE III, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 8.10 Survival of Representations. All representations and warranties made hereunder shall survive the execution and delivery hereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 8.11 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below) pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, except that Information (together with any Non-public Information received by any Agent or any Lender relating to Borrower, the Issuer or the Shares in breach of Section 5.01(m)) may be disclosed (a) to such Agent’s or Lender’s Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as, or more restrictive than, those of this Section 8.11, to (i) any permitted assignee of or Participant in, or any prospective permitted assignee of or Participant in, any of its rights or obligations under this Agreement or the Facility Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loans, Borrower and/or its obligations under the Facility Documents, (g) with the consent of Borrower, (h) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Borrower, the Loans received by the rating agency from any Agent or any Lender or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 8.11 or (y) becomes available to any Agent or any Lender on a nonconfidential basis from a source other than Borrower. With respect to any disclosure under Section 8.11(b) and (c), the applicable Lender Party shall use commercially reasonable efforts to promptly notify Borrower, to the extent legally permissible and practicable under the circumstances, so as to permit Borrower to obtain a protective order as to such disclosure, and such Lender Party will use reasonable efforts to cooperate (to the extent practicable and permitted by its respective then existing policies) with the Borrower for such purpose. Notwithstanding anything herein to the contrary, any party to the Facility Documents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Facility Documents and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.

For purposes of this Section, “Information” means all information received from Borrower, General Partner or their respective Affiliates relating to Borrower or its business, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower, General Partner or their respective Affiliates, provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 8.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 8.12 No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Facility Document), Borrower acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by Administrative Agent are arm’s-length commercial transactions between the Parents, General Partner, Borrower and its Affiliates, on the one hand, and Administrative Agent and its Affiliates, on the other hand, (ii) Borrower, General Partner and each Parent has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) Borrower, General Partner and each Parent is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Facility Documents; (b)(i) each Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Parent, General Partner, Borrower or any of their respective Affiliates, or any other Person and (ii) the Agents have no any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Facility Documents; and (c) each Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Parents, General Partner, Borrower and its Affiliates, and Administrative Agent has no obligations to disclose any of such interests to any Parent, General Partner, Borrower or any of its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Administrative Agent or its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 8.13 Right of Setoff. Following the occurrence and during the continuation of an Event of Default, each Lender, Administrative Agent and their respective Affiliates (each, a “Set-off Party”) is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) and any other indebtedness at any time held or owing by a Set-off Party (including, but not limited to, by any of their branches and agencies wherever located) to or for the credit or the account of Borrower or any of its Affiliates against and on account of the obligations and liabilities of

Borrower or such Affiliate to the Set-off Party under this Agreement or under any of the other Facility Documents then due, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or any other Facility Document, irrespective of whether or not the relevant Set-off Party shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, or are owed to a branch or office of such Lender or Administrative Agent different from the branch or office holding such deposit or obligated on such indebtedness. The parties agree that the Collateral Account is a general and not special account. The rights of each Set-off Party under this Section 8.13 are in addition to other rights and remedies (including other rights of setoff) that such Lender or Administrative Agent, or their respective Affiliates may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 8.14 [Reserved].

Section 8.15 No Fiduciary Duty. Each Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this Section, the “Lenders”), may have economic interests that conflict with those of Borrower, its stockholders and/or its affiliates. Borrower agrees that nothing in the Facility Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and Borrower, its stockholders or its affiliates, on the other. Borrower acknowledges and agrees that (i) the transactions contemplated by the Facility Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s length commercial transactions between the Lenders, on the one hand, and Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise Borrower, its stockholders or its Affiliates on other matters) or any other obligation to Borrower except the obligations expressly set forth in the Facility Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of Borrower, its management, stockholders, creditors or any other Person. Without limiting the foregoing, Borrower acknowledges and agrees that any Lender or any Agent or any of their Affiliates may at any time, including, without limitation, following the occurrence and during the continuance of an Event of Default, buy, sell or short-sell Shares or enter into or unwind derivative transactions with respect to the Shares to hedge its exposure to the Facility or otherwise, and any such market activities may affect the market price of the Shares in a manner adverse to Borrower. Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto.

Section 8.16 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act. Borrower agrees to promptly, following a request by any Lender or Administrative Agent, provide such Lender or Administrative Agent with all of the information requested by such Person (x) to the extent such Person deems such information reasonably necessary to identify Borrower or General Partner in accordance with the Act or (y) in connection with such Person’s standard “on boarding” process (including without limitation pursuant to the requirements of any “know your customer” or anti money laundering rules and regulations).

Section 8.17 Entire Agreement. THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[END OF TEXT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers or representatives thereunto duly authorized, as of the date first above written.

BORROWER:

ASAC II LP, as Borrower

By: ASAC II LLC, as its general partner

By:	/s/ Brian G. Kelly
Name:	Brian G. Kelly
Title:	Manager

GENERAL PARTNER:

ASAC II LLC,
In its own capacity, solely with respect to ARTICLE V

By:	/s/ Robert A. Kotick
Name:	Robert A. Kotick
Title:	Manager

[Additional signature pages follow]

[Signature Page to JPM Loan Agreement]

LENDER:

JPMORGAN CHASE BANK, N.A., LONDON BRANCH,
as Lender

By:	/s/ Michael L. Gordon
Name:	Michael L. Gordon
Title:	Managing Director

[Additional signature pages follow]

[Signature Page to JPM Loan Agreement]

AGENTS:

JPMORGAN CHASE BANK, N.A., LONDON BRANCH,
as Administrative Agent

By:	/s/ Michael L. Gordon
Name:	Michael L. Gordon
Title:	Managing Director

JPMORGAN CHASE BANK, N.A., LONDON BRANCH,
as Collateral Agent and Calculation Agent

By:	/s/ Michael L. Gordon
Name:	Michael L. Gordon
Title:	Managing Director